UNITED STATES

SECURITIES AND EXHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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 M.D.C. HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

January 30, 2015

To Our Shareholders:

You are invited to attend the 2015 Annual Meeting of Shareholders (the "Meeting") of M.D.C. Holdings, Inc. (the "Company") to be held at 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado, on Monday, March 23, 2015, at 8:00 a.m., Mountain Time. The Notice of the Annual Meeting and the Proxy Statement, which follow this letter, describe the matters to be acted upon at the Meeting.

We are utilizing the rules of the Securities and Exchange Commission that allow us to furnish your proxy materials over the Internet, to lower the cost and environmental impact of our annual meeting. More details are included in the materials that follow.

Your vote is important. Please vote promptly, even if you plan to attend the meeting, by following the instructions in the Proxy Statement that was provided to you.

Sincerely, Larry A. Mizel Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on March 23, 2015:

The Proxy Statement and the Annual Report on Form 10-K are available at:

www.rdgir.com/mdc-holdings-inc

Important Voting Information

Under New York Stock Exchange rules, unless you provide specific instructions, your broker is not permitted to vote on your behalf on the election of Directors and on any of the proposals other than ratification of the selection of the Company’s auditors. It is important that you provide specific instructions by completing and returning the broker’s Voting Instruction Form or following the instructions provided to you to vote your shares by telephone or the Internet.

2015 PROXY STATEMENT SUMMARY

This summary highlights and supplements information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider and the entire proxy statement should be read carefully before voting. This Proxy Statement, a proxy card and the Notice of Annual Meeting (the "Proxy Materials") are first being sent to our shareholders on or about February 2, 2015.

Annual Meeting of Shareholders

•	Time and Date	8:00 a.m., March 23, 2015

•	Place	4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado 80237

•	Record Date	January 29, 2015

Agenda

•	The election of two Class III Directors

•	Advisory vote on executive compensation

•	Approval of an amendment to the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan to increase the shares authorized for issuance under the plan

•	Approval of an amendment to the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors to increase the shares authorized for issuance under the plan

•	Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2015

•	Such other business as may properly come before the meeting

Voting Matters

Proposal	Board Recommendation	Page Reference (for more detail)
1. Election of Class III Directors	FOR each Nominee	12
2. Advisory Vote on Executive Compensation	FOR	41
3. Amendment to the 2011 Equity Incentive Plan	FOR	42
4. Amendment to the 2011 Stock Option Plan for Non-Employee Directors	FOR	48
5. Ratification of Ernst & Young LLP as auditor for 2015	FOR	54

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement i

2014 Performance Summary

Our Chief Executive Officer, Larry A. Mizel, and our President and Chief Operating Officer, David D. Mandarich, the principals who have guided the Company for almost 43 years and 38 years, respectively, are two of the most senior veterans of the U.S. homebuilding industry. By virtue of their leadership, foresight and experience, they have been responsible for the growth of our Company, creating significant long-term shareholder value by successfully coping with multiple economic cycles over the years.

In 2014, Mr. Mizel and Mr. Mandarich have guided the Company through a challenging and often volatile period of recovery in the homebuilding industry, employing their strategy of balancing risk and reward in pursuit of earnings and growth and thereby maintaining the financial integrity of the Company. As a result, the Company continues to retain one of the strongest balance sheets and highest credit ratings in the industry.

Furthermore, the Company paid the highest annual dividend of all public homebuilders during 2014.

 The achievements of the Company in 2014 are directly attributed to the outstanding leadership of Messrs. Mizel and Mandarich.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement ii

2014 Operational and Financial Highlights
•	We reduced our interest costs and extended our next senior note maturity to 2020 by eliminating $500 million of existing senior notes and issuing $250 million of new senior notes

•	We increased our line of credit from $450 million to $550 million and extended the maturity of the line by one year to December of 2019

•	Net income was $63.1 million, or $1.29 per diluted share vs. net income of $314.4 million, or $6.34 per diluted share

-

2013 included a benefit from a $187.6 million reversal of deferred tax asset valuation allowance for the homebuilding segment while 2014 included a charge resulting from $22.5 million in debt extinguishment-related expenses

•	Home sale revenues increased slightly to $1.65 billion in 2014, despite a 13% decrease in the value of beginning backlog

•	Gross margin from home sales of 17.0% in 2014 vs. 17.8% in 2013

•	Our SG&A rate declined to 12.3%, a year-over-year improvement of 80 basis points

	-	SG&A rate was at lowest rate in almost 10 years

•	We increased our active subdivision count to 159, up 9% year-over-year

•	The value of net new orders increased 19% year-over-year to $1.83 billion

•	Our backlog value at year end of $663.2 million was up 31% from 2013

•	We acquired 4,213 lots in 112 communities, including 82 new communities

Executive Compensation Overview

The Compensation Committee believes that there is a strong link between long-term shareholder value and (1) return on equity and (2) earnings per share. As such, for 2014 the Committee based the performance goal for our Chief Executive Officer (CEO) and Chief Operating Officer (COO) on achieving specified objectives for both return on equity and consolidated pre-tax income per share, excluding any charges or expenses incurred in connection with debt extinguishment (“Pretax EPS”). When establishing the 2014 Performance Goal, the Committee carefully considered the appropriateness of the thresholds established for Pretax EPS given the Company’s emphasis on risk management, financial stability and long-term value. The design of the 2014 Performance Goal contained two key Performance Objectives:

•

First, a condition precedent for payment under the 2014 Performance Goal that the adjusted pre-tax return on beginning equity (excluding any charges or expenses incurred in connection with the early extinguishment of debt) must exceed 6.5 percent.

•	Second, Pretax EPS had been achieved in accordance with a range of thresholds (with corresponding bonus levels ranging from zero to a maximum of $6.0 million).

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement iii

The Committee originally established the 2014 Performance Goal under the 2013 Executive Officer Performance-Based Compensation Plan (the “2013 Performance-Based Plan”) as set forth in a Form 8-K dated February 25, 2014. Following the Annual Meeting of Shareholders on May 19, 2014, the Committee reviewed the Company’s compensation processes and procedures and engaged in discussions with its independent compensation consultant and a number of the Company’s largest shareholders. On September 22, 2014, the Committee determined to exercise its discretion under the 2013 Performance-Based Plan and reduced the potential bonus payout under the 2014 Performance Goal, including:

•	The bonus payout for Pretax EPS achieved at the maximum level was reduced from $10.0 million to $6.0 million

•	The bonus payout for Pretax EPS achieved at the target level was reduced from $6.0 million to $4.0 million

•	The bonus payouts for Pretax EPS achieved at other levels were also proportionately reduced (see table detailing changes in the “Compensation Discussion and Analysis” below).

By linking the performance goal to the Company’s Pretax EPS, the Committee determined that the annual bonus would be directly dependent on the actual performance of the Company. The Committee has sought to align the executive’s interest with the shareholders by balancing short-term objectives with long-term rewards. The Committee believes that short-term performance should be based on factors that the executives can directly influence. The Committee addresses long-term shareholder returns through long-term equity compensation.

The 2014 Performance Goal was achieved at the target level. In particular:

•	The Company attained an adjusted pre-tax return on beginning equity of 10.1%, exceeding the required threshold of 6.5%, which was the condition precedent.

•	The Company attained a Pretax EPS of $2.52 (excluding $0.46 of charges and expenses incurred in connection with the early extinguishment of debt.)

The payout for each participant was $4.0 million and constituted approximately 80% of the CEO’s and COO’s total compensation for the year.

2014 CEO Executive Compensation

1)	Base Annual Salary. $1 million (no increase from 2013).

2)	2014 Annual Bonus Incentive. Achieved at the target level of $4 million ($6 million decrease from 2013).

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement iv

As shown in the graph below, Total Compensation for the CEO decreased from 2013 to 2014 as a result of:

1.	Lower potential bonus payouts under the 2014 Performance Goal when compared to the 2013 Performance Goal, based on shareholder feedback and the prior year say-on-pay vote

2.	Achievement of the target Performance Goal in 2014 versus achievement of the maximum Performance Goal in 2013

3.	No post-retirement benefits (terminated in 2013), based on shareholder feedback

Recommendation for Vote in Favor of Company’s Executive Compensation

Based on the Company’s achievement of the revised 2014 Performance Goal at the target level under the shareholder-approved 2013 Performance-Based Plan and the accomplishments of the executive officers as described in this Proxy Statement, the Board of Directors is recommending an affirmative non-binding vote approving the compensation of the Company’s named executive officers.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement v

M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The 2015 Annual Meeting of Shareholders (the "Meeting") of M.D.C. Holdings, Inc. (the "Company") will be held at 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado, on Monday, March 23, 2015, at 8:00 a.m., Mountain Time. Only shareholders of record at the close of business on January 29, 2015, the record date, will be entitled to vote. At the Meeting, we plan to consider and act upon the following matters:

1.	the election of Raymond T. Baker and David E. Blackford as Class III Directors for three-year terms expiring in 2018;

2.	a non-binding advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement;

3.	approval of an amendment to the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan to increase the shares authorized for issuance under the plan;

4.	approval of an amendment to the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors to increase the shares authorized for issuance under the plan; and

5.	ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2015 fiscal year.

And such other business as properly may come before the Meeting and any postponements or adjournments thereof.

Our Board of Directors recommends that you vote FOR all Proposals.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on March 23, 2015:

The Proxy Statement and the Annual Report on Form 10-K are available at:

www.rdgir.com/mdc-holdings-inc

Management and the Board of Directors desire to have maximum representation at the Meeting and request that you vote promptly, even if you plan to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS, Joseph H. Fretz Secretary

Denver, Colorado

January 30, 2015

M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

March 23, 2015

GENERAL INFORMATION

Why am I receiving these materials?

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of M.D.C. Holdings, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at our principal executive offices, 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado 80237, on Monday, March 23, 2015, at 8:00 a.m., Mountain Time, and any postponements or adjournments thereof. The record date for determining shareholders entitled to vote at the Meeting is January 29, 2015 (the “Record Date”). The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Our shareholders are invited to attend the meeting and are encouraged to vote on the matters described in this Proxy Statement.

What proxy materials are being delivered?

We are utilizing the rules of the Securities and Exchange Commission ("SEC") that allow us to deliver proxy materials to our shareholders on the Internet. Under these rules, we are sending most of our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a full set of proxy materials. If you receive the Notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, the Notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. The Notice also tells you how to vote your proxy card on the Internet and how to request a printed copy of our proxy materials. We expect to mail, or provide the Notice and electronic delivery of, this Proxy Statement, the proxy card and the Notice of Annual Meeting (the "Proxy Materials") on or about February 2, 2015.

The Company's 2014 Annual Report on Form 10-K, which includes the Company's 2014 audited financial statements, will accompany these Proxy Materials. Except to the extent expressly referenced in this Proxy Statement, the Annual Report is not incorporated into this Proxy Statement.

Who is paying for this proxy solicitation?

The Company will pay the cost of solicitation. The Company also will reimburse bankers, brokers and others holding shares in their names or in the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending the Proxy Materials to the beneficial owners of such shares. In addition to the original solicitation of proxies, solicitations may be made in person, by telephone or by other means of communication by Directors, officers and employees of the Company, who will not be paid any additional compensation for these activities.

We have retained the services of Alliance Advisors, LLC to solicit proxies. We will pay all reasonable costs associated with such firm, which we anticipate will not exceed $12,500 plus costs and expenses.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 1

Who is entitled to vote at or attend the Annual Meeting?

Holders of shares of the Company's common stock, $.01 par value, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. All shareholders of record and beneficial owners wishing to attend the Meeting must bring with them a government issued picture identification of themselves and check in at the registration desk at the meeting. Beneficial owners must also bring proof of ownership as described below. Attendees must comply with the rules of conduct available at the registration desk. A list of shareholders of record entitled to vote at the Meeting will be available for examination by any shareholder at the Meeting and for ten days prior to the Meeting at our principal executive offices.

Shareholders will have sufficient time immediately following the Annual Meeting, to ask questions of and have a dialogue with the Company’s Chairman and CEO, President and COO, and each of the members of the Board of Directors in attendance regarding, among other things, the Company’s executive compensation policy and pay practices.

Shareholders of Record. If, on the Record Date, your shares were registered directly in your name with the Company's transfer agent, Continental Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy.

Beneficial Owners. If, on the Record Date, your shares were not held in your name, but rather were held in an account at a brokerage firm, bank or other nominee (commonly referred to as being held in "street name"), or through our 401(k) savings plan, you are the beneficial owner of those shares. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a valid legal proxy from your broker or other nominee and bring the legal proxy to the annual meeting. (Legal proxies are not available for shares held through our 401(k) savings plan; you must vote those shares as provided below.) If you want to attend the annual meeting, but not vote at the annual meeting, you must provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date.

How do I vote my shares?

By Telephone or the Internet. Shareholders can vote their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a shareholder's identity, allow shareholders to vote their shares and confirm that their instructions have been properly recorded. The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Time, on March 22, 2015. (Participants in our 401(k) savings plan have an earlier deadline – see below.)

By Mail. Shareholders who receive a paper proxy card may vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanied the delivery of the paper proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Beneficial shareholders (shares held in street name) may vote by mail by requesting a paper proxy card according to the instructions received from their broker or other agent, and then completing, signing and dating the voting instruction card provided by the broker or other agent and mailing it in the pre-addressed envelope provided.

401(k) Savings Plan. If your shares are held through our 401(k) savings plan, you will receive the Notice of Internet Availability of Proxy Materials, or copies of the Proxy Materials, and you are entitled to instruct the plan trustee how to vote the shares allocated to your account following the instructions described above. You must provide your instructions no later than 11:59 p.m., Eastern Time, on March 17, 2015.

At the Meeting.   Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares, and you bring the legal proxy to the Annual Meeting.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 2

What if I receive more than one Notice of Internet Availability of Proxy Materials?

If you receive more than one Notice, you hold shares in more than one name or shares in different accounts. To ensure that all of your shares are voted, you will need to vote separately by telephone or the Internet using the specific control number contained in each Notice that you receive.

Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy before the Meeting. You can do this by casting a later proxy through any of the available methods described above. If you are a shareholder of record, you can also revoke your proxy by delivering written notice of revocation to the Secretary of the Company, by presenting to the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the Meeting and voting in person. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other agent.

How are votes counted?

Shares of common stock represented by properly executed proxy cards, or voted by proxy, by telephone or the Internet, and received in time for the Meeting will be voted in accordance with the instructions specified in the proxies. Unless contrary instructions are indicated in a proxy, the shares of common stock represented by such proxy will be voted FOR the election as Directors of the nominees named in this Proxy Statement and FOR all of the other proposals. If you grant a proxy (other than for shares held in our 401(k) savings plan), either of the officers named as proxy holders, Michael Touff and Joseph H. Fretz, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the Meeting or at any adjournment or postponement that may take place. If, for any unforeseen reason, any of our nominees is not available as a candidate for Director, the persons named as the proxy holder may vote your proxy for another candidate or other candidates nominated by our Board.

The trustee of the 401(k) savings plan is authorized to vote the shares of common stock allocated to participant accounts as instructed by the participants. If the 401(k) trustee does not receive voting instructions from a participant, or if instructions are not received in a timely fashion, the trustee will vote the participant's shares of common stock in the same proportions as the participants who affirmatively directed their shares of common stock to be voted, unless the plan administrator determines that a pro rata vote would be inconsistent with its fiduciary duties under the Employee Retirement Income Security Act ("ERISA"). If the plan administrator makes such a determination, the trustee will vote the common stock as the plan administrator determines is consistent with its fiduciary duties under ERISA.

The inspector of elections designated by the Company will use procedures consistent with Delaware law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

What are the voting requirements?

Each share of common stock issued and outstanding on the Record Date, other than shares held by the Company or a subsidiary, is entitled to one vote on each matter presented at the Meeting. As of the Record Date, approximately 48,850,110 shares of common stock were issued, outstanding and entitled to vote.

The Company's By-Laws provide that the holders of one-third of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for transacting business at the Meeting. Shareholders who are present in person or represented by proxy, whether they vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, described below, also will be counted as present for purposes of determining whether a quorum exists.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 3

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the Meeting will be required for the election of a nominee to the Board of Directors (which means that the two nominees who receive the most votes will be elected). The affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the Meeting is necessary to: (i) approve on an advisory basis the executive compensation practices disclosed in this proxy statement; (ii) approve the amendment to the 2011 Equity Incentive Plan; (iii) approve the amendment to the 2011 Stock Option Plan for Non-Employee Directors; and (iv) ratify the appointment of the Company's auditor. Because your vote on executive compensation is advisory, it will not be binding upon the Company.

Rules of the New York Stock Exchange (“NYSE”) determine whether NYSE member organizations ("brokers") holding shares for an owner in street name may vote on a proposal without specific voting instructions from the owner. For certain types of proposals, the NYSE has ruled that that the “broker may vote” without specific instructions and on other types of proposals the “broker may not vote” without specific client instructions. A "broker non-vote" occurs when a proxy is received from a broker and the broker has not voted with respect to a particular proposal. The proposal to ratify the selection of the auditor is a “broker may vote” matter under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on the proposal even if no voting instructions are provided by the beneficial owner. The other proposals are “broker may not vote” matters. As a result, brokers holding shares for an owner in street name may vote on these proposals only if voting instructions are provided by the beneficial owner.

The following table reflects the vote required for the proposals and the effect of broker non-votes, withhold votes and abstentions on the vote, assuming a quorum is present at the Meeting:

Proposal		Vote Required	Effect of Broker Non-Votes, Withhold Votes and Abstentions
1.	Election of Directors	The two nominees who receive the most votes will be elected.	Broker non-votes and withhold votes have no legal effect.
2.	Advisory vote to approve executive compensation (Say on Pay)	Affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the Meeting.	Broker non-votes have no legal effect; abstentions have the same effect as a vote against the proposal.
3.	Approval of amendment to the 2011 Equity Incentive Plan	Affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the Meeting.	Broker non-votes have no legal effect; abstentions have the same effect as a vote against the proposal.
4.	Approval of amendment to the 2011 Stock Option Plan for Non-Employee Directors	Affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the Meeting.	Broker non-votes have no legal effect; abstentions have the same effect as a vote against the proposal.
5.	Selection of Auditor	Affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the Meeting.	Broker non-votes have no legal effect; abstentions have the same effect as a vote against the proposal.

Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting. If any other proposals are properly presented to the shareholders at the Meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and our By-Laws, the number of votes required to approve a proposal is the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Meeting. The proxy card gives discretionary authority to the proxy holders to vote on any matter not included in this Proxy Statement that is properly presented to the shareholders at the Meeting and any adjournments or postponements thereof. The persons named as proxies on the proxy card are Michael Touff, the Company's Senior Vice President and General Counsel, and Joseph H. Fretz, the Company’s Secretary and Corporate Counsel.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 4

HOUSEHOLDING OF PROXY MATERIALS

The broker, bank or other nominee of any shareholder who is a beneficial owner, but not the record holder, of the Company's common stock may deliver only one copy of the proxy related materials to multiple shareholders sharing an address (a practice called "householding"), unless the broker, bank or nominee has received contrary instructions from one or more of the shareholders.

In addition, with respect to shareholders of record, in some cases, only one copy of the proxy related materials may be delivered to multiple shareholders sharing an address, unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request, the Company will deliver free of charge a separate copy of each of the proxy related materials, as applicable, to a shareholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of such materials in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company's contact information for these purposes is: M.D.C. Holdings, Inc., telephone number: (303) 773-1100, Attn: Corporate Secretary, 4350 South Monaco Street, Suite 500, Denver, CO 80237.

CORPORATE GOVERNANCE

Director Independence

Each of Messrs. Raymond T. Baker, Michael A. Berman, David E. Blackford, Herbert T. Buchwald, Paris G. Reece III and David Siegel are independent. NYSE listing standards require that the Board of Directors be comprised of a majority of independent directors. SEC rules and NYSE listing standards require that audit committees be comprised solely of independent directors. NYSE listing standards also require that corporate governance/nominating committees and compensation committees be comprised solely of independent directors.

Under the NYSE listing standards, no director qualifies as "independent" unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The NYSE listing standards also require that, in determining the independence of any director who will serve on the Company’s Compensation Committee, the Board of Directors consider all factors specifically relevant to determining whether the director has a relationship with the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including the source of compensation of such director and whether the director is affiliated with the Company (or a subsidiary or affiliate of a subsidiary).

The Board has adopted standards of independence to assist in determining whether a director of the Company ("Director") is independent. The standards are available on the investor relations section of the Company's website, www.mdcholdings.com.

The Company's Board of Directors has determined the independence of Directors based on a review conducted by the Corporate Governance/Nominating Committee. This determination included consideration of the Company’s investment in corporate fixed-income and preferred stock securities offered in the normal course of business by Zions Bancorporation (“Zions”), of which Mr. Blackford is an officer, and the deposit and payroll accounts the Company maintained at Zions subsidiary banks. The Board also considered the participation by Zions and a subsidiary bank in the Company’s revolving credit facility, in which there are several lenders. Mr. Blackford had no direct or indirect material interest in the foregoing transactions and the Board concluded that the amounts involved were not significant.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 5

With respect to the determination of Mr. Reece’s independence, the Board considered that, until his retirement on August 1, 2008, he was the Executive Vice President and Chief Financial Officer of the Company. Mr. Reece is serving in a volunteer position as president of a non-profit organization (Cancer League of Colorado) and he and his wife have been serving as members of an advisory board of another non-profit organization (Families First of Colorado), both organizations having received charitable contributions from the Company and some Company officers. In 2012, the Company paid Mr. Reece for consulting services in connection with a review of financial oversight services and the 2011 Form 10-K. Mr. Reece has also been performing limited financial oversight services for and received a carried investment (now written off) in a small movie investment company funded in part by entities controlled by the Company’s Chief Executive Officer and his brother. Also, Mr. Reece’s son has provided video services to Richmond American Homes of Colorado, Inc., as an outside contractor for compensation of less than $35,000 in 2013-14. The Board concluded that the amounts involved were not significant.

The Board determined that each of Messrs. Raymond T. Baker, Michael A. Berman, David E. Blackford, Herbert T. Buchwald, Paris G. Reece III and David Siegel have no material relationship with the Company, each is independent under the NYSE listing standards and each meets the foregoing standards of Director independence adopted by the Board, including for Audit and Compensation Committee membership. The Board also determined that each of the foregoing Directors meets the independence standards for Audit Committee membership under the rules of the SEC. The Board also determined that each of Messrs. Baker, Berman, Blackford, Buchwald and Siegel is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Section 162(m) regulations.

Frequent Meetings of the Board of Directors and Board Committees

The Board of Directors and the Audit Committee generally hold regular monthly meetings and additional meetings as necessary. The other Board committees hold meetings, as may be required. The following table shows the frequency of the Board and Board committee meetings over the last three years:

	2014	2013	2012
Board of Directors	12	15	12
Audit Committee	11	11	12
Compensation Committee	13	11	17
Corporate Governance/Nominating Committee	8	5	8
Legal Committee	8	10	10

Asset Management Committee

The Company has in place an Asset Management Committee ("AMC"). Currently, the AMC consists of three committees (for reviewing real estate and corporate transactions) and our Chief Operating Officer is a member of each of these committees. The AMC generally meets weekly to review all proposed real estate transactions and other proposed non-real estate transactions at or above certain thresholds. Transactions that exceed certain thresholds also are reviewed by an executive committee of senior officers and the Board of Directors.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 6

Lead Director

By vote of the independent directors, Herbert T. Buchwald, an independent member of the Board, was elected Lead Director. The Lead Director presides at Board meetings if the Chairman and the Chief Operating Officer are not present and he approves the schedule of Board and committee meetings and the agendas and topics to be considered at Board and committee meetings.

In 2014, the Board expanded the duties of the Lead Director. The responsibilities of the Lead Director now include the following: approving information being sent to the Board, coordinating the activities of the various committees; advising the Chairman as to the quality, quantity and timeliness of the flow of information necessary to permit the independent Directors to effectively and responsibly perform their duties; coordinating the agenda for and presides at executive sessions of the independent Directors; acting as a liaison between the independent Directors and the Chairman of the Board as needed; being available for communication with major shareholders; facilitating the process of conducting Committee and Board self-evaluations; promoting effective practices to achieve a high standard of corporate governance; and providing guidance to the committee chairmen and independent Directors in the performance of their duties. A description of the role of the Lead Director is posted on the investor relations section of the Company's website, www.mdcholdings.com.

Corporate Governance/Nominating Committee

The Board of Directors has established a Corporate Governance/Nominating Committee, consisting of Mr. Siegel, who serves as its Chairman, and Messrs. Blackford and Buchwald. Each member of the committee is independent as defined in the listing standards of the NYSE. The organization, functions and responsibilities of the committee are described in the Corporate Governance/Nominating Committee charter, which is posted under the corporate governance documents on the investor relations section of the Company's website, www.mdcholdings.com. See also "Information Concerning the Board of Directors" below.

Corporate Governance Guidelines

Upon the recommendation of the Corporate Governance/Nominating Committee, the Board of Directors adopted a set of corporate governance guidelines to implement requirements of the NYSE. These guidelines, as amended, are posted under the corporate governance documents on the investor relations section of the Company's website, www.mdcholdings.com.

Hedging or Pledging of Company Stock

Our Directors and executive officers are prohibited from acquiring an interest in financial instruments intended to hedge or offset any decrease in the market value of the Company’s stock held directly or indirectly by that person. They also are required to inform the Company’s compliance committee and obtain pre-clearance prior to purchasing Company stock on margin, margining Company stock or pledging Company stock as collateral for a loan.

Clawback Policy

In January 2015, based in part on shareholder feedback, the Corporate Governance/Nominating Committee approved, a “Clawback” Policy, notwithstanding its recognition that the SEC has not yet issued clawback regulations as mandated by the Dodd-Frank Act. The Company’s Clawback Policy authorizes the Company to recover compensation previously paid to Executive Officers of the Company that was based upon any metric contained in a financial statement that was filed with the U.S. Securities and Exchange Commission during the Company’s then-current fiscal year or during one of the three prior fiscal years, which metric was materially restated.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 7

Equity Ownership Guidelines for Non-Employee Directors and for Executive Officers

In order to evidence the financial alignment of the Company's Directors with the interests of the Company's shareholders, the Corporate Governance/Nominating Committee and the Board of Directors have established Equity Ownership Guidelines for Directors who are not employees of the Company. Under these guidelines, each Director is encouraged to acquire and maintain ownership of common stock with an acquisition value, measured at the time of acquisition, of not less than ten times the annual amount of the retainer paid for serving on the Board of Directors. The annual amount of the retainer currently is $60,000 resulting in a current stock ownership goal of $600,000 for those Directors who have not previously achieved the goal. The Directors who have not yet achieved the goal have agreed, upon their future exercise of stock options, to retain the shares they acquire, net of the exercise price and taxes, up to the number of shares necessary to achieve the goal. All Directors are in compliance with the Guidelines. Three of the six non-employee Directors have attained the stock ownership goal.

The Company’s executive officers as a group have historically maintained a very high level of ownership of Company stock, especially when compared against other companies in the homebuilding industry. For example, Messrs. Mizel, Mandarich, Stephens and Touff beneficially own shares totaling approximately 26% of the Company’s shares. See Beneficial Ownership of Common Stock – Ownership of Directors and Officers, below. Nonetheless, in response to feedback received from the investor community, the Company has adopted equity ownership guidelines for executive officers in order to expressly evidence their financial alignment with the interests of the shareholders of the Company. Under the guidelines, each executive officer is encouraged to acquire and maintain ownership of common stock of the Company having an acquisition value of not less than the following multiple of the executive officer’s base annual salary:

Executive Officer	Multiple
CEO	5X
COO	5X
All Others	1X

To expedite achievement of the goal set forth above, each executive officer who has not yet achieved the goal agrees to retain the shares they acquire through restricted stock awards and the future exercise of employee stock options net of taxes and any option exercise price up to the number of shares necessary to achieve the goal. Messrs. Mizel, Mandarich and Touff have achieved the stock ownership goal. Mr. Stephens, although he has not yet attained the stock ownership goal, is in compliance with the guidelines.

Regularly Scheduled Executive Sessions of Non-Management Directors

The Company's corporate governance guidelines provide for the non-management Directors to meet at regularly scheduled executive sessions without management present. All six of the Company's non-management Directors are independent, as discussed above. The Lead Director presides at the executive sessions. In 2014, three executive sessions were held.

Communications with the Board of Directors

Shareholders and other interested parties may contact the independent Directors and the Board of Directors by using the procedures established by the Audit Committee for receipt of complaints and concerns regarding accounting or auditing matters. These procedures are posted under the corporate governance documents in the investor relations section of the Company's website, www.mdcholdings.com. Alternatively, communications may be sent directly to Mr. Siegel, Chairman of the Corporate Governance/Nominating Committee, at 1800 Avenue of the Stars, Suite 900, Los Angeles, CA 90067-4276. Any communications received by the Company's compliance committee, which come within the purview of a Board committee and/or the Board, will be forwarded to the committee chair or the Lead Director, as applicable.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 8

Committee Charters

The Board of Directors has adopted a charter for the Audit Committee, designed to comply with the applicable requirements of the NYSE listing standards and SEC regulations. The Board of Directors also has adopted charters for the Compensation Committee and the Corporate Governance/Nominating Committee, designed to comply with the applicable requirements of the NYSE listing standards, and a charter for the Legal Committee. These charters are posted under the corporate governance documents on the investor relations section of the Company's website, www.mdcholdings.com.

Corporate Code of Conduct

For many years, the Company has had in place a Corporate Code of Conduct designed to provide that all persons associated with the Company, including employees, officers and Directors, follow the Company's compliance program and legal and ethical obligations and conduct themselves accordingly. The Company’s employees, officers and Directors receive annual training on the Corporate Code of Conduct. The Corporate Code of Conduct includes, among other things, a code of ethics for senior financial officers and Audit Committee complaint procedures, as required by the Sarbanes-Oxley Act and SEC regulations. The Corporate Code of Conduct, the code of ethics for senior financial officers and the Audit Committee complaint procedures for handling confidential complaints regarding accounting or auditing matters are posted under the corporate governance documents on the investor relations section of the Company's website, www.mdcholdings.com.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 9

BENEFICIAL OWNERSHIP OF COMMON STOCK

Ownership of Directors and Officers

Certain information, as of January 29, 2015, the Record Date, with respect to common stock beneficially owned by the Company's named executive officers, the nominees for election as Directors and the current Directors of the Company, furnished in part by each such person, appears below (unless stated otherwise, the named beneficial owner possesses the sole voting and investment power with respect to such shares). None of the shares beneficially owned by the executive officers and Directors have been pledged as security.

Name of Executive Officer/Director	Number of Shares of Common Stock Owned Beneficially[1]		Percent of Class[2]
Raymond T. Baker	75,000		*
Michael A. Berman	150,000		*
David E. Blackford	158,550		*
Herbert T. Buchwald	191,598		*
David D. Mandarich	4,546,976		9.0%
Larry A. Mizel	8,079,085	[3]	16.0%
Paris G. Reece III	50,000		*
David Siegel	150,000		*
John M. Stephens	38,150		*
Michael Touff	316,699		*
All current executive officers and Directors as a group (10 persons)	13,756,058		26.0%

*	Represents less than one percent of the shares of common stock outstanding and entitled to vote.

[1]

Includes, where applicable, shares of common stock owned by related individuals or entities over whose shares such person may be deemed to have beneficial ownership. Also includes the following shares of common stock subject to options that are exercisable or become exercisable within 60 days of the Record Date at prices ranging from $20.41 to $78.89 per share: Raymond T. Baker 75,000, Michael A. Berman 135,000; David E. Blackford 150,000; Herbert T. Buchwald 175,000; David D. Mandarich 1,520,000; Larry A. Mizel 1,520,000; Paris G. Reece III 50,000; David Siegel 150,000; John M. Stephens 25,000; and Michael Touff 175,001. As a group, the executive officers and Directors had the right to acquire within 60 days of the Record Date by the exercise of options an aggregate of 3,975,001 shares of common stock. The exercise prices of many of the stock options are significantly higher than the current market value of our common stock, i.e. “underwater.” See the Outstanding Equity Awards at December 31, 2014 table below.

[2]

The percentage shown is based on the number of shares of common stock outstanding and entitled to vote as of the Record Date. All shares of common stock that the person or group had the right to acquire within 60 days of the Record Date are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other person or group.

[3]	Mr. Mizel has sole voting power and sole investment power over 1,583,755 shares and shared voting power and shared investment power over 6,495,330 shares.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 10

Ownership of Certain Beneficial Owners

The table below sets forth information with respect to those persons (other than the officers/Directors listed above) known to the Company, as of the Record Date, to have owned beneficially 5% or more of the outstanding shares of common stock. The information as to beneficial ownership is based upon statements filed by such persons with the SEC under Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned Beneficially		Percent of Class [1]
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,225,199	[2]	8.7%
State Street Corporation One Lincoln Street Boston, MA 02111	3,244,156	[3]	6.6%
Piper Jaffray Companies 800 Nicollet Mall, Suite 500 Minneapolis, MN 55402	2,530,309	[4]	5.2%
Oppenheimer Funds, Inc. 225 Liberty Street New York, NY 10281	2,510,455	[5]	5.1%

[1]	The percentage shown is based on the number of shares outstanding and entitled to vote as of the Record Date.

[2]

Schedule 13G/A filed with the SEC on January 22, 2015 disclosed that: BlackRock, Inc. has sole voting power over 4,127,267 shares, shared voting power over no shares, sole dispositive power over 4,225,199 shares and shared dispositive power over no shares.

[3]

Schedule 13G filed with the SEC on February 3, 2014 disclosed that: State Street Corporation has sole voting power over no shares, shared voting power over 3,244,156 shares, sole dispositive power over no shares and shared dispositive power over 3,244,156 shares.

[4]	Schedule 13G/A filed with the SEC on February 13, 2014 disclosed that: the Piper Jaffray Companies have sole voting power over 2,530,309 shares, shared voting power over no shares, sole dispositive power over 2,530,309 shares and shared dispositive power over no shares.

[5]

Schedule 13G filed with the SEC on January 29, 2015 disclosed that: Oppenheimer Funds, Inc. has sole voting power over no shares, shared voting power over 2,510,455 shares, sole dispositive power over no shares and shared dispositive power over 2,510,455 shares; and Oppenheimer Equity Income Fund has sole voting power over 2,504,600 shares, shared voting power over no shares, sold dispositive power over no shares and shared dispositive power over 2,504,600 shares.

No change in control of the Company has occurred since the beginning of the last fiscal year. The Company knows of no arrangement the operation of which, at a subsequent date, may result in a change in control of the Company.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 11

PROPOSAL ONE	ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for three classes of Directors with staggered terms of office, to be divided as equally as possible. Directors of each class serve for terms of three years until election and qualification of their successors or until their resignation, death, disqualification or removal from office.

Our Board has eight members, consisting of three Class I Directors whose terms expire in 2016, three Class II Directors whose terms expire in 2017 and two Class III Directors whose terms expire in 2015. At the Meeting, two Class III Directors are to be elected to three-year terms expiring in 2018. The nominees for the Class III Directors are Raymond T. Baker and David E. Blackford. All of the nominees presently serve on the Board of Directors of the Company. Based on the recommendation of the Corporate Governance/Nominating Committee, the Board approved the nomination of Messrs. Baker and Blackford for election as Class III Directors.

Unless otherwise specified, proxies will be voted FOR the election of Messrs. Baker and Blackford. Management and the Board of Directors are not aware of any reasons that would cause any of Messrs. Baker and Blackford to be unavailable to serve as Directors. If any of them become unavailable for election, discretionary authority may be exercised by the proxy holders named in the proxy to vote for a substitute candidate or candidates nominated by the Board of Directors.

The Board of Directors recommends a vote FOR the election of Messrs. Baker and Blackford as Directors.

Certain information, as of January 29, 2015, the Record Date, with respect to Messrs. Baker and Blackford, the nominees for election, and the continuing Directors of the Company, furnished in part by each such person, appears below:

Name	Age	Positions and Offices with the Company and Other Principal Occupations
NOMINEES:
		Class III Terms Expire in 2015
Raymond T. Baker	64	President of Gold Crown Management Company and Co-Director of the Gold Crown Foundation
David E. Blackford	66	President, Chief Executive Officer and Chairman of the Board of California Bank & Trust
CONTINUING DIRECTORS:
		Class I Terms Expire in 2016
Michael A. Berman	64	Chairman, Applied Capital Management
Herbert T. Buchwald	84	Principal in the law firm of Herbert T. Buchwald, P.A. and President and Chairman of the Board of Directors of BPR Management Corporation
Larry A. Mizel	72	Chairman of the Board of Directors and Chief Executive Officer of the Company

		Class II Terms Expire in 2017
David D. Mandarich	67	President and Chief Operating Officer of the Company
Paris G. Reece III	60	Private Investor and Community Volunteer
David Siegel	58	Partner, Irell & Manella LLP

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 12

Other Information Relating to Directors

Composition of the Board. The Company’s Board is composed of Directors who provide a diverse breadth of experience and talent to our Company. Fifty percent of the Directors have Board tenure with the Company of less than ten years and twenty-five percent of the Directors have Board tenure of less than five years. New Directors bring a fresh perspective to our Board’s deliberations. Recognizing their importance, they have recently been selected to serve as Chairmen of the Audit, Compensation and Corporate Governance/Nominating committees. The remaining Directors continue to provide their knowledge, experience and understanding of the Company’s approach to balancing risk and reward inherent in the homebuilding industry, which is fundamental to achieving long term shareholder value. The professional qualifications of the Directors include a diverse range of talents and experiences well-suited to guiding the Company in our challenging industry.

In addition, the dedication of the Board in conducting monthly meetings has provided the shareholders with unusual oversight and accountability. See Frequent Meetings of the Board of Directors and Board Committees, above.

The following is a brief description of the business experience during at least the past five years of each nominee for the Board of Directors of the Company and each of the continuing members of the Board. Their experience, qualifications, attributes or skills, set forth below, have led to the conclusion that each person should serve as a Director, in light of the registrant’s business and structure.

None of the business organizations identified below (excluding the Company and HomeAmerican Mortgage Corporation) are affiliates of the Company. None of the continuing Directors or Director nominees holds, or has held during the past five years, any directorship in any company with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or registered as an investment company under the Investment Company Act of 1940.

Raymond T. Baker has served as President of Gold Crown Management Company, a real estate asset management company from 1978 to present. He is the founder and has served as Co-Director of the Gold Crown Foundation since 1986. He also is a member of the Board of Directors of Alpine Banks of Colorado, Steele Street State Bank & Trust, and Land Title Guarantee Company. Mr. Baker is currently serving as Chairman of the Board of the Denver Metropolitan Major League Baseball Stadium District and Chairman of the Board of the Metropolitan Football Stadium District (Denver). From February 2004 until May 2007, he served as a director of Central Parking Corporation. He has over thirty-five years experience in the real estate and banking industries. Mr. Baker became a member of the Company's Board of Directors in January 2012. He currently is the Chairman of the Compensation Committee and a member of the Audit Committee. His experience and knowledge of the real estate and banking industries directly complement and support the Company’s real estate activities and the financing of those activities.

Michael A. Berman has over thirty years experience in the financial services industry. He is a member of Applied Capital Management, a private investment management firm located in Scottsdale, Arizona, and has served as its chairman from 2002 to date. From 2005 to 2006, he also served as the chief executive officer of First Ascent Capital, a financial services firm located in New York. From July 2006 until December 2008, he served as president and chief executive officer of Real Estate Equity Exchange, Inc. (Rex & Co.), a financial services firm located in San Francisco, California. From January 1990 to March 1999, Mr. Berman was employed by The Nomura Securities Co., Ltd. (Tokyo) group of companies, where he held several senior executive positions, including that of President and CEO of Nomura Holding America Inc. and Chairman of Capital America, Nomura's commercial real estate lending subsidiary. In April 2006, Mr. Berman became a Director of the Company and, in September 2006, he was appointed a director of HomeAmerican Mortgage Corporation ("HomeAmerican"), the Company's wholly owned mortgage lending subsidiary. Mr. Berman currently is a member of the Compensation Committee. Mr. Berman’s experience as a senior executive in corporate finance, in general, and the residential mortgage market, in particular, provide the Company with a valuable resource.

David E. Blackford has over thirty-five years experience in the banking industry. He is employed by California Bank & Trust (CB&T), a leading California banking institution. Between 1998 and 2001, he was the bank’s managing director, serving on the board of directors and the Senior Loan Committee for Real Estate Finance. In May 2001 he was appointed chairman, president and chief executive officer of that bank, positions he currently holds. He also is an executive vice president of Zions Bancorporation, the parent company of CB&T. Prior to 1998, he served as an executive officer in several financial institutions, including Bank One and Valley National Bank. He joined the Company's Board of Directors in April 2001. Mr. Blackford currently is a member of the Corporate Governance/Nominating Committee and the Legal Committee. His experience and knowledge of historic and current institutional real estate lending practices, the regulatory process and the volatility of the credit markets provide a unique perspective to the Board.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 13

Herbert T. Buchwald is a principal in the law firm of Herbert T. Buchwald, P.A. and president and chairman of the board of directors of BPR Management Corporation, a property management company located in Denver, Colorado, positions he has held for more than the past five years. Mr. Buchwald has been engaged in the acquisition, development and management of residential and commercial real estate in Florida, New Jersey and Colorado, through both publicly and privately held ventures for more than forty years. As an attorney, he has been admitted to practice before federal and state trial and appellate courts in Florida and Colorado. In addition, he holds an accounting degree and formerly was a practicing Certified Public Accountant. He has been a member of the Company's Board of Directors since March 1994. Since March 2007, he has served as the Lead Director. Mr. Buchwald is the Chairman of the Legal Committee, a member of the Audit, Compensation and Corporate Governance/Nominating Committees, and the Company's Audit Committee Financial Expert. The combination of his knowledge, experience and skills provide the Company with strong oversight of accounting, financial, regulatory and legal matters, as well as the operation of the Company's real estate businesses.

David D. Mandarich has been associated with the Company since 1977. He was elected President and Chief Operating Officer of the Company in June 1999, a position he currently holds. He previously had been elected Chief Operating Officer in March 1996, Co-Chief Operating Officer in September 1994 and Executive Vice President-Real Estate in April 1993. He was a Director from September 1980 until April 1989, and has been a Director continuously since March 1994. A skilled and experienced leader in the homebuilding industry, Mr. Mandarich provides the Board with the benefit of his judgment and his knowledge and understanding of the Company's homebuilding business and operations.

Larry A. Mizel founded the Company in 1972 and has served as a Director and Chairman of the Board since its inception. He was appointed Chief Executive Officer of the Company in 1988, a position he currently holds. Mr. Mizel has provided the Company with leadership and judgment, serving as the Chief Executive Officer and Chairman of the Board of Directors, and working to further the long-term interests of the Company's shareholders. One of the most experienced leaders in the homebuilding industry, his knowledge and foresight provides the Board with invaluable guidance.

Paris G. Reece III was formerly the Company’s Chief Financial Officer and Principal Accounting Officer, and retired on August 1, 2008. Since his retirement, Mr. Reece has performed consulting work and served in a volunteer position as the President of the Cancer League of Colorado, a leading non-profit organization that was established more than forty years ago to raise money for cancer research and patient care. He joined the Company's Board of Directors in May 2013. He currently is the Chairman of the Audit Committee. As a Certified Public Accountant (Texas, retired), a former Chief Financial Officer and a highly respected person within the homebuilding industry, Mr. Reece is uniquely qualified to provide the Company with strong oversight of accounting and financial matters, as well as the operation of the Company's homebuilding and financial services businesses.

David Siegel has been a partner in the law firm of Irell & Manella LLP for more than twenty years, where he leads that firm's securities litigation practice and formerly was the firm's Managing Partner.  Mr. Siegel's law practice, for which he is nationally recognized, is concentrated on securities class actions, corporate governance, risk management, SEC reporting standards and regulatory compliance.  Mr. Siegel has chaired and is a frequent speaker at various seminars on securities litigation, class actions, and trial techniques.  He has been named by his peers as one of the "Best Lawyers in Commercial Litigation" in The Best Lawyers in America guide.  Mr. Siegel has been a member of the Company's Board of Directors since June 2009.  He currently is the Chairman of the Corporate Governance/Nominating Committee and a member of the Legal Committee. Mr. Siegel's knowledge and experience in corporate governance and litigation matters provide the Company with significant guidance and oversight.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 14

INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 2014, the Board of Directors held twelve meetings. The Directors also considered Company matters and participated in numerous communications with the Chairman of the Board of Directors and other officials of the Company wholly apart from the formal Board meetings. In 2014, all of the Company's Directors attended at least 96% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they served. Directors are expected to attend the Company's annual meeting of shareholders. To facilitate their attendance, the annual meetings typically are scheduled the same day as a monthly Board meeting. In 2014, all of the Directors attended the Annual Meeting.

Board Leadership and Risk Oversight

Larry A. Mizel serves as Chairman of the Board of Directors and the Chief Executive Officer of the Company. Mr. Mizel, who founded our Company, has served for forty-three years and is the largest shareholder of the Company. He provides effective leadership and guidance in the development of the Company's risk profile, pursuit of its strategic goals and recognition of business opportunities that present themselves.

Herbert T. Buchwald serves as the Company's independent Lead Director. The independent Lead Director presides at the executive sessions of the independent Directors and his authority also includes approving the schedule of Board and Committee meetings and the agendas and topics to be considered at the Board and Committee meetings, coordinating the activities of the various Committees of the Board, advising the Chairman as to the quality, quantity and timeliness of the flow of information from management; and coordinating and developing the agenda for executive sessions of the Board's independent Directors. See Corporate Governance – Lead Director, above.

The Board of Directors convenes on a monthly basis and is comprised of a majority of independent Directors. This independent majority and our regulatory governance practices, including periodic executive sessions of the independent Directors at which the Lead Director presides, provide an effective and independent oversight of management.

Our Board of Directors bears the responsibility for maintaining oversight over the Company’s management and exposure to risk. The Board, itself and through its Committees, regularly discusses our material risk exposure, the potential impact on the Company and the efforts of management it deems appropriate to manage the risks that are identified. In meetings with senior management, the head of the internal audit department and the external independent auditors, the Audit Committee reviews regulatory, financial and accounting risk exposure, reserves and the Company’s internal controls. The Corporate Governance/Nominating Committee, with the guidance of corporate and outside counsel, considers the risks associated with corporate governance. The Compensation Committee considers risks associated with the elements contained in the Company’s compensation programs. The Legal Committee considers the risks that arise from material litigation, regulatory issues and other legal issues. Our Committees generally report to the Board on a monthly basis.

For the foregoing reasons, the Company has determined that its leadership structure is appropriate.

Audit Committee

The Audit Committee of the Board of Directors, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, consists of Messrs. Baker, Buchwald and Reece. Mr. Buchwald was the Chairman until the chair position rotated on November 1, 2014, when Mr. Reece became the new Chairman. Each member of the Audit Committee is "independent" and "financially literate" in the judgment of the Board of Directors, as defined in the listing standards of the NYSE and the rules of the SEC. In addition, the Board of Directors has determined that Mr. Buchwald is an "audit committee financial expert" as defined by applicable SEC regulations. The Board believes that his experience and qualifications described above under "Other Information Relating to Directors" qualify him to act as the Committee's audit committee financial expert.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 15

The Audit Committee met eleven times during 2014. The organization, functions and responsibilities of the Audit Committee are described in the restated charter for the Audit Committee, which is posted on the investor relations section of the Company's website, www.mdcholdings.com. The Audit Committee's functions include: assisting the Board in its oversight of the Company's compliance with legal and regulatory requirements, oversight of the Company's external auditors, review of the Company's financial statements, review of the annual audit plan and results of the audit, review of any significant modification in accounting policies, oversight of the duties of the Company's internal audit department and discussion of policies with respect to risk assessment and risk management.

Compensation Committee

The Compensation Committee consists of Messrs. Baker, Berman and Buchwald. Mr. Berman was the Chairman until the chair position rotated on November 1, 2014, when Mr. Baker became the new Chairman. During 2014, the Compensation Committee met 13 times. Each member of the committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE as recently modified by that exchange in 2013. The Compensation Committee approves executive compensation plans, reviews salaries, bonuses and other forms of compensation for officers and key employees of the Company, establishes salary levels, benefits and other forms of compensation for employees and addresses other compensation and personnel matters as the Board of Directors from time to time may request. The organization, functions and responsibilities of the Compensation Committee are described in the Compensation Committee's restated charter, which is posted on the investor relations section of the Company's website, www.mdcholdings.com.

For a discussion of the Company's compensation philosophy and a description of the Company's processes and procedures for the consideration and determination of executive and director compensation, see "Compensation Processes and Procedures" and "Compensation Discussion and Analysis" below.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee consists of Messrs. Blackford, Buchwald and Siegel. Mr. Blackford was the Chairman until the chair position rotated on November 1, 2014, when Mr. Siegel became the new Chairman. Each member of the committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. During 2014, the committee met eight times. The organization, functions and responsibilities of the Corporate Governance/Nominating Committee are described in the committee's charter, which is posted on the investor relations section of the Company's website, www.mdcholdings.com. The functions of the Corporate Governance/Nominating Committee include development of and recommendations as to corporate governance principles and the Company's Code of Conduct, identification of individuals qualified to become Board members, the review of Director independence, the selection process for Director nominees and oversight of the self-evaluations of the Board and the Audit, Compensation and Corporate Governance/Nominating Committees.

Procedures for nominating persons for election to the Board are contained in the Company's By-Laws and, accordingly, those procedures constitute the Company's policy with regard to the nomination and consideration of Director candidates recommended by shareholders. The Corporate Governance/Nominating Committee will consider candidates identified by shareholders following the procedures set forth in the By-Laws. There have been no changes to these procedures in the last year.

The By-Laws provide that nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by any shareholder entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in the By-Laws. Specifically, such nominations shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to, or mailed and received at, the principal offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth in writing:

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 16

(a)	as to each person whom the shareholder proposes to nominate for election or re-election as a Director:

(i)	the name, age, business address and residence address of such person,

(ii)	the principal occupation or employment of such person,

(iii)	the class and number of shares of the Company which are beneficially owned by such person and

(iv)

any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and

(b)	as to the shareholder giving the notice:

(i)	the name and record address of the shareholder and

(ii)	the class and number of shares of the Company beneficially owned by the shareholder.

The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and, if so determined, shall so declare to the meeting and the defective nomination shall be disregarded.

The Corporate Governance/Nominating Committee believes that all candidates for the Board, including candidates recommended by shareholders, should have experience in appropriate areas and disciplines. While the Committee does not have a specific diversity policy, in identifying Director nominees, the Committee considers, in addition to applicable requirements of law and of the NYSE, the diversity of the candidate's experience and qualifications, including business experience, specific expertise, strength of character, judgment, and other factors deemed appropriate in adding value to the composition of the Board. The Committee considers, and thereby assesses, the diversity of experience and qualifications of the candidate and the Board members when recommending candidates for nomination by the Board. Other than for compliance with the procedures set forth in the By-Laws, there is no difference in the manner in which the Corporate Governance/Nominating Committee evaluates nominees for Director based on whether the nominee is recommended by a shareholder. At such times as may be appropriate, the Corporate Governance/Nominating Committee will lead the search for individuals qualified to become members of the Board, seeking candidates who have diversity of experience and qualifications in appropriate areas and disciplines. The Committee has authority to engage search firms to identify candidates for nomination to the Board.

Legal Committee

The Legal Committee consists of Mr. Buchwald, who serves as Chairman, and Messrs. Blackford and Siegel. All Legal Committee members are independent members of the Board of Directors. In 2014, the Legal Committee met eight times. The Legal Committee provides oversight and review of significant legal affairs of the Company, and it has been active in reviewing legal issues affecting the Company's business with the Company's inside and outside counsel. The organization, functions and responsibilities of the Legal Committee are described in the committee's charter, which is posted in the investor relations section of the Company's website, www.mdcholdings.com.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 17

EXECUTIVE OFFICERS

Set forth below are the names and offices held by the executive officers of the Company as of the Record Date. The Board of Directors, after reviewing the functions performed by the Company's officers, has determined that, for purposes of Item 401 of SEC Regulation S-K, only these officers are deemed to be executive officers of the Company.

The executive officers of the Company hold office until their successors are duly elected and qualified or until their resignation, retirement, death or removal from office. Biographical information on Messrs. Mizel and Mandarich, who serve as Directors and executive officers of the Company, is set forth under "Election of Directors" above. Biographical information for Messrs. Stephens and Touff is set forth below.

Name	Age	Offices Held as of January 29, 2015
Larry A. Mizel	72	Chairman of the Board of Directors and Chief Executive Officer
David D. Mandarich	67	President, Chief Operating Officer and a Director
John M. Stephens	46	Senior Vice President, Chief Financial Officer and Principal Accounting Officer
Michael Touff	70	Senior Vice President and General Counsel

John M. Stephens was elected Senior Vice President, Chief Financial Officer and Principal Accounting Officer in February 2012. He previously was with Standard Pacific Corp., one of the country’s largest homebuilders, serving as Chief Financial Officer from February 2009 through June 2011, Senior Vice President from May 2007 through June 2011, Corporate Controller from November 1996 through February 2009, and Treasurer from May 2001 until October 2002 and from November 2009 through June 2011. Prior to Standard Pacific, Mr. Stephens was an audit manager with the international accounting firm Arthur Andersen LLP. Mr. Stephens also is an officer, director or both of many of the Company’s subsidiaries.

Michael Touff was elected Senior Vice President and General Counsel of the Company in July 1999, having been elected previously as Vice President and General Counsel in December 1994. From August 1992 through December 1994, he was an officer in the law firm of Ireland, Stapleton, Pryor & Pascoe, P.C. Prior to August 1992, Mr. Touff was an officer in the law firm of Holmes & Starr, a Professional Corporation. Mr. Touff also is an officer, director or both of several of the Company's subsidiaries.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 18

COMPENSATION PROCESSES AND PROCEDURES

Scope of Authority of Compensation Committee

The Compensation Committee has the authority to oversee all employee compensation levels, including benefits. Its goal is to have the Company develop compensation levels that will attract, retain, reward and motivate employees, that are competitive with those prevailing in the marketplace and are consistent with shareholder interests. The Committee also administers the Company's equity and other compensation plans, as they may be amended from time to time. The Committee may delegate the day-to-day administrative duties of these plans to Company officers, employees and agents.

The primary components of the Company's executive compensation have been: a base salary, annual performance-based bonuses and equity-based, long-term incentive awards. The Compensation Committee also has discretionary authority to award other forms of executive compensation.

The Compensation Committee reviews and establishes the base salaries for the executive officers annually. The base salaries of Mr. Mizel, the Chief Executive Officer, and Mr. Mandarich, President and Chief Operating Officer, were established in accordance with their employment agreements with the Company. The base salaries for Mr. Stephens, Senior Vice President and Chief Financial Officer, and Mr. Touff, Senior Vice President and General Counsel, were established in the Committee's discretion.

Annual bonuses may be awarded to the Chief Executive officer and the President and Chief Operating Officer pursuant to the terms of the 2013 Performance-Based Plan, which was approved by the shareholders in 2013. Under the terms of that Plan, the Committee can only exercise negative discretion, and not positive discretion, regarding the amount of any awards payable under its terms. Annual bonuses for the Chief Financial Officer and General Counsel may be awarded based on each individual’s achievement of Key Performance Indicators (“KPIs”) established for his position.

The Compensation Committee also has discretionary authority to determine awards of stock options and/or restricted stock to the executive officers and may exercise that authority based on its subjective assessment and determination of the individual's performance, contributions to the Company and role in achieving the Company's results and objectives.

Historically, the Company's Board of Directors, and not the Compensation Committee, has exercised the authority to consider and determine Director compensation, including retainer and meeting fees. The non-employee Directors receive equity compensation pursuant to the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors approved by the shareholders in 2011 (the “2011 Director Plan”), under which each non-employee Director is granted options to purchase 25,000 shares of common stock annually. The options are fully vested on the date of the grant and exercisable six months thereafter.

Role of Executive Officers regarding Employee and Executive Compensation

Mr. Mizel and Mr. Mandarich, with the assistance of the Company’s human resources department, made recommendations to the Compensation Committee with respect to the structure of the compensation plans and proposals for compensation levels for Company employees, including executive officers. The resources and processes used in making these recommendations involve a review of employee performance with respect to established goals, and overall Company performance subjectively compared to other public homebuilders and the Company's business plan.

The Compensation Committee took these recommendations into account, together with a variety of other inputs, in its decision making process.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 19

Role of Compensation Consultants

The Compensation Committee has the authority to retain outside counsel, consultants and other advisors to assist it in evaluating compensation or in otherwise discharging its duties and responsibilities. In 2014, after consideration of independence factors as required by the NYSE, the Compensation Committee engaged Pearl Meyer & Partners (the “Consultant”) to advise the Committee regarding the structuring of executive compensation for 2014 and 2015 and compensation disclosures to be made in this proxy statement. The Consultant also assists the Committee in determining appropriate peers for purposes of comparing (but not benchmarking) market compensation, and provides other related services. The Consultant was similarly engaged the prior year to provide advice as to compensation and disclosures.

The Consultant has not provided any services for the Company other than the services it provided to the Compensation Committee. After considering, among other matters, the absence of any business or personal relationship between the Consultant and any member of the Compensation Committee or any executive officer of the Company, the Compensation Committee has concluded the Consultant’s work does not raise any conflict of interest.

Executive Compensation Decision Making

The Compensation Committee conducted a series of meetings beginning in September 2014 and continuing through January 2015, at which time the Committee made determinations regarding 2014 executive officer compensation. The following table summarizes the roles of the Compensation Committee, the Consultant, and management in the executive officer compensation decision making:

Responsible Party	Roles and Responsibilities
Compensation Committee of the Board of Directors The Committee currently is comprised of three Independent Directors and reports to the Board.	•	Oversees all executive officer compensation levels, including benefits, having a goal to maintain compensation levels that are comparable to the marketplace and in conformity with shareholder interests.
	•	Administers the Company's current equity and other compensation plans and any additional plans adopted by the Company.
	•	Reviews and approves corporate goals and objectives relevant to CEO compensation.
	•	Evaluates the CEO's performance in light of set goals and objectives, and determines and approves the CEO's compensation level based on this evaluation.
	•	Makes recommendations to the Board with respect to, and has authority to determine and approve non-CEO compensation, incentive-compensation plans and equity-based plans.
	•	Produces a compensation committee report on executive compensation as required by the SEC to be included in the Company's annual proxy statement or annual report on Form 10-K filed with the SEC.

Consultant to the Compensation Committee

Pearl Meyer & Partners, as an independent consultant retained directly by the Compensation Committee, provides consulting advice on matters of governance and executive compensation

	•	Provides advice and guidance on the appropriateness and competitiveness of our compensation programs relative to Company performance and market practice.
	•	Performs all functions at the direction of the Compensation Committee
	•	Attends Compensation Committee meetings (including executive sessions, as required).
	•	Provides advice and guidance regarding governance issues bearing on the executive compensation determinations.
	•	Provides market data, as requested.
	•	Consults on various compensation matters and compensation program designs and practices.
	•	Conducts an assessment of the risks arising from our compensation programs.
	•	Confers with the CEO on behalf of the Compensation Committee concerning compensation, incentives and goals.
	•	Assists in selection of the Company’s peers.
Chairman and CEO	•	Reviews performance of the other executive officers and makes recommendations to the Compensation Committee with respect to their compensation.
With the support of other members of the management team	•	Confers with the Compensation Committee concerning design and development of compensation and benefit plans for Company employees.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 20

Peer Data

The Compensation Committee utilized peer data as a tool when it considered incentives and compensation plan design. While peer data was reviewed and considered by the Committee, it was not utilized for benchmarking purposes. Rather, the peer group information was considered for broad subjective comparisons and not as an objective metric. The homebuilder peer group companies (the "Peer Group") referenced for these purposes consisted of: Lennar Corporation, D.R. Horton, Inc., the Ryland Group, Inc., Toll Brothers, Inc., Hovnanian Enterprises, Inc., Standard Pacific Corp., KB Home, M/I Homes Inc., NVR, Inc., Pulte Homes, Meritage Homes Corporation and Beazer Homes, USA.

The Committee chose these companies because of their similarities to MDC's core business and markets, recognizing that their structure and business strategies may significantly vary from those of our Company. Significant differences between MDC and the Peer Group include (1) MDC senior management (excluding options) owns approximately 20% of the Company’s outstanding stock, the highest among the Peer Group members, and (2) MDC’s annual dividend yield of approximately 4.0% appreciably exceeds the closest Peer Group member.

The Compensation Committee recognizes that the total revenue, the market capitalization and risk profile of companies in the Peer Group may substantially vary. Nevertheless, the Committee believes that the companies in the Peer Group were appropriate for reference purposes since they compete for the same executive talent. The Compensation Committee refers to the Peer Group not only for compensation purposes, but also for business model and risk evaluation purposes, as discussed in more detail, below.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 21

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Discussion and Analysis (“CD&A”) addresses:

•	Our compensation philosophy and objectives;

•	The background underlying CEO, COO and other executive compensation;

•	The elements of executive compensation;

•	The Compensation Committee’s 2014 executive compensation determinations; and

•	The underlying rationale for the Compensation Committee to select each element of compensation.

Executive Compensation Philosophy & Objectives

Our philosophy continues to utilize executive compensation to retain and reward executive leadership for purposes of creating sustainable long-term value for our shareholders. An important tool has been the use of long-term equity incentives, such as stock options and restricted stock awards, which allow our leadership team to benefit when shareholders benefit. Our consistent emphasis on long-term incentives has resulted in leadership team ownership of Company stock that is among the highest in our home building Peer Group.

The homebuilding industry is highly cyclical, and it is important that executive compensation be balanced, to take that into account. The Compensation Committee (the “Committee”) believes that our Company’s executive compensation can best be aligned with the long-term interests of the shareholders by taking all of the following factors into account:

•	The tenure, experience and importance of our executive officers

•	Risk management and financial stability

•	Annual performance of the Company

•	The long-term prospects of the Company within the homebuilding industry

The Committee believes that incentive compensation must reflect the Company’s philosophy on risk management and financial stability, as well as short and long-term returns on shareholder equity. The Committee recognizes that most of the companies in the Peer Group strive to operate with a higher debt to equity ratio and a larger leveraged inventory of real estate. Our Company endeavors to avoid a higher risk exposure than the Peer Group with a goal of maintaining a three to four year supply of land.

The Committee believes that fair and appropriate compensation is in the best interests of the Company and its shareholders. The Committee seeks to establish “target” annual incentive levels based on performance goals that are transparent and directly aligned with the long-term interests of shareholders. The Committee considers the impact that annual goals may have on the Company’s overall risk profile and financial position, keeping in mind that the annual goals must also contribute to the long-term interests of the Company.

Based on shareholder input and the advice of its Consultant, as reflected in its determinations for 2014, the Committee also seeks to size awards to reflect the degree of accomplishment relative to the established performance goals by paying partial bonuses for partial accomplishments or by paying bonuses above target bonuses for performance that exceeds the performance goals, subject to a maximum threshold. Both target and maximum annual incentive levels are established to provide a competitive compensation program within the homebuilding industry.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 22

Background underlying CEO, COO and other Executive Compensation

We believe that our ability to retain and motivate our executive officers with their exceptional skills, experience and capacity to succeed in our competitive industry has been essential to the success of our Company and a significant factor in creating long-term value for our shareholders. Our Chief Executive Officer, Larry A. Mizel, and our President and Chief Operating Officer, David D. Mandarich, the principals who have guided the Company for almost 43 years and 38 years, respectively, are senior veterans of the U.S. homebuilding industry. As a result of their leadership, which has primarily been focused on balancing risk and reward, mitigating potential losses and maintaining the financial integrity of the Company, we have experienced three years of solid financial results following the severe downturn in the homebuilding industry. Additionally, during 2014, we have experienced an appreciable increase in our active community count and backlog, driven by our land acquisition and sales efforts. These results have established a solid baseline for the Company to build shareholder equity over the coming and future years. The Compensation Committee believes that appropriately compensating our seasoned executives aptly serves to encourage and reward their continued service and is in the best interests of our shareholders.

The following are operational and financial highlights for 2014:

•	We reduced our interest costs and extended our next senior note maturity to 2020 by eliminating $500 million of existing senior notes and issuing $250 million of new senior notes

•	We increased our line of credit from $450 million to $550 million and extended the maturity of the line by one year to December of 2019

•	Net income was $63.1 million, or $1.29 per diluted share vs. net income of $314.4 million, or $6.34 per diluted share

–

2013 included a benefit from a $187.6 million reversal of deferred tax asset valuation allowance for the homebuilding segment while 2014 included a charge resulting from $22.5 million in debt extinguishment-related expenses

•	Home sale revenues increase slightly to $1.65 billion in 2014, despite a 13% decrease in the value of beginning backlog

•	Gross margin from home sales of 17.0% in 2014 vs. 17.8% in 2013

•	Our SG&A rate declined to 12.3%, a year-over-year improvement of 80 basis points

–	SG&A rate was at lowest rate in almost 10 years

•	We increased our active subdivision count to 159, up 9% year-over-year

•	The value of net new orders increased 19% year-over-year to $1.83 billion

•	Our backlog value at year end of $663.2 million was up 31% from 2013

•	We acquired 4,213 lots in 112 communities, including 82 new communities

This CD&A discusses the compensation of our executive officers for fiscal year 2014. In 2014, the named executive officers were:

•	Larry A. Mizel, Chairman and CEO;

•	David D. Mandarich, President and Chief Operating Officer;

•	John M. Stephens, Senior Vice President, Chief Financial Officer and Principal Accounting Officer; and

•	Michael Touff, Senior Vice President and General Counsel

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 23

Elements of Executive Compensation

Our executive compensation program, in which all of our executive officers participate, is comprised of three primary elements: (i) a base salary, (ii) an annual incentive bonus; and (iii) a long-term equity incentive award comprised of stock options. The following table describes each element and outlines its purpose:

Element of Executive Officer Compensation	Description	Purpose
Base Salary

Minimum cash compensation based on the executive officer’s role at MDC and employment agreement, if any. Salary levels are evaluated annually and may be increased for length of service, competitive reasons or in recognition of a change in responsibilities.

		•	Provide a degree of financial certainty and stability.
		•	Retention and attraction of executive talent.
		•	Recognize their experience, length of service, competitive market conditions and individual performance through periodic increases.
Annual Incentive Award

Awards for the CEO and COO are made annually under the 2013 Performance-Based Compensation Plan. KPIs are established for the CFO and General Counsel annually. The extent to which an award is earned and the amount is determined by the Compensation Committee depending upon individual’s and the Company’s performance against pre-established goals.

		•	Motivate executive officers to achieve key annual goals and position the Company for longer-term success.
		•	Reward executive officers for individual performance and overall Company performance during the year.

Long-Term Equity Awards

Awards typically are granted annually under the Company’s 2011 Equity Incentive Plan. Each executive officer is eligible to receive an award at the discretion of the Compensation Committee based upon performance and long-term potential.

		•	Provide an incentive for executive officers to achieve long-term, sustainable success for the Company and to create shareholder value.
		•	Attract, motivate, reward and retain executive talent.

In addition, based on their decades of service to the Company, Messrs. Mizel and Mandarich will receive medical insurance benefits, as more fully described under the “Medical Insurance Benefits” section below. The medical benefits were first established in 1997 and last modified in 2008. Messrs. Mizel and Mandarich were also previously eligible for post-retirement pension benefits, which were terminated in 2013. The post-retirement pension benefits accrued to the termination date were distributed to them in October 2014. The “Post-Retirement Pension Benefits” section below discusses this in further detail.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 24

Consideration of Say on Pay Vote

The Compensation Committee undertakes an outreach effort to contact major shareholders of the Company to seek their current views of Company shareholders concerning executive compensation, in general, and the compensation philosophy of the Committee, in particular. During 2014, the Committee’s outreach effort extended to shareholders representing more than 40% of the Company’s unaffiliated shareholders.

At the beginning of fiscal year 2014, the Committee established the 2014 Performance Goal under the 2013 Executive Officer Performance-Based Compensation Plan (the”2013 Performance-Based Plan”) as set forth in a Form 8-K dated February 25, 2014. Following the Annual Meeting of Shareholders on May 19, 2014 and a marked decline in the number of ”for” votes on the Say-on-Pay proposal, the Committee reviewed the Company’s compensation processes and procedures and engaged in discussions with its independent compensation consultant and a number of the Company’s largest shareholders. On September 22, 2014 the Committee determined to exercise its discretion under the 2013 Performance-Based Plan and reduced the potential bonus payout under the 2014 Performance Goal to range from zero to a maximum of $6.0 million (with a reduced target bonus level of $4.0 million) as set forth below:

Before		As Modified
EPS	Bonus (millions)	EPS	Bonus (millions)
$4.01	$10.00 max
3.61	9.00	$3.61	$6.00 max
3.31	8.25	3.31	5.67
3.21	8.00	3.21	5.33
3.01	7.50	3.01	5.00
2.81	7.00	2.81	4.67
2.71	6.75	2.71	4.50
2.61	6.50	2.61	4.33
2.41	6.00 target	2.41	4.00 target
2.21	5.00	2.21	3.33
2.01	4.00	2.01	2.67
1.81	3.00	1.81	2.00
>1.60	2.00	>1.60	2.00
≤1.60	-0-	≤1.60	-0-

By linking the 2014 Performance Goal to the Company’s Pretax EPS, the Committee determined that the annual bonus would be directly dependent on the actual defined performance specified by the Committee. The Committee strives to align the executive’s interest with the shareholders by balancing short-term objectives with long-term rewards. The Committee believes that short-term performance should be based on factors that the executives can directly influence. The Committee addresses long-term shareholder returns through long-term equity compensation.

The 2014 Performance Goal was achieved at the target level and constituted approximately 80% of the CEO’s and COO’s total compensation for the year.

Consideration of shareholder feedback in prior years contributed to the Company’s pursuit of agreements with the CEO and COO for the early termination, as of June 30, 2013, of the non-qualified retirement benefits contained in their respective employment agreements, resulting in a reduction of expense for the Company and a significant reduction in their compensation attributed to “Change in Pension Value and Nonqualified Deferred Compensation Earnings” (see “2014 Summary Compensation Table” below).

The Consultant, on behalf of the Compensation Committee, contacted ISS and Glass Lewis to solicit their views concerning executive compensation and corporate governance. The Chairman of the Compensation Committee participated in the discussions. The results of the discussions were considered by the Committee in making its executive compensation determinations.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 25

Elements of Compensation & Specific Compensation Decisions - 2014

Base Salary

The determination of base salary levels is a subjective assessment made by the Committee annually taking into consideration the following factors as a whole:

•	Experience and tenure

•	Base salary levels for comparable positions in the Peer Group

•	Individual and Company performance

•	Level of responsibility

•	The executive’s employment agreement (if any)

•	Communications with shareholders

•	Tax consequences under IRS Section 162(m)

•	The advice of its Consultant

The Compensation Committee determined to maintain the base salaries of Messrs. Mizel, Mandarich, Stephens, and Touff unchanged from their 2013 levels. The Committee believes that their base salary amounts are appropriate in light of the various factors it considered. Their base salaries have remained unchanged for several years.

2014 Annual Incentive Bonus Awards

The shareholder-approved 2013 Performance-Based Plan was designed to motivate and reward executives for their respective contributions in achieving the Company’s annual financial goals. The 2014 Performance Goal for Messrs. Mizel and Mandarich was established in accordance with the shareholder-approved plan and the revised range of thresholds were included in a Form 8-K filed with the SEC on September 24, 2014 (see details in the Summary above).

The Compensation Committee believes there is a strong link between long-term shareholder value and (1) return on equity and (2) earnings per share. As such, for 2014 the Committee based the performance goal for our Chief Executive Officer (CEO) and Chief Operating Officer (COO) on achieving specified objectives for both return on equity and consolidated pre-tax income per share, excluding any charges or expenses incurred in connection with debt extinguishment (“Pretax EPS”). When establishing the 2014 Performance Goal, the Committee considered the appropriateness of the thresholds established for Pretax EPS given the Company’s emphasis on risk management, financial stability and long-term value. The design of the 2014 Performance Goal contained two key Performance Objectives:

•	First, a condition precedent for payment under the 2014 Performance Goal that the adjusted pre-tax return on beginning equity (excluding any charges or expenses incurred in connection with the early extinguishment of debt) must exceed 6.5 percent.

•	Second, Pretax EPS had been achieved in accordance with a range of thresholds with corresponding bonus levels ranging from zero to a maximum of $6.0 million (see details in the Summary above).

For 2014, the Committee believed that it was important to closely align its annual incentive bonus (the 2014 Performance Goal under the 2013 Performance-Based Plan) with the performance of the Company’s pretax earnings in light of the Company’s internal forecasts, general and industry economic conditions and the goals for the year in balancing risk and reward.

When establishing the revised 2014 Performance Goal, the Committee carefully considered the appropriateness of the thresholds established for Pretax EPS given:

•	General and industry specific economic conditions;

•	The Company’s internal forecasts, emphasis on risk management, financial stability, and long-term value;

•	Guidance from an independent compensation consultant;

•	The 2013 and 2014 say-on-pay voting results; and

•	Feedback from discussions with shareholders.

The revised 2014 Performance Goal was achieved at the target level.

•	The Company achieved an adjusted pre-tax return on beginning equity of 10.1%, exceeding the required threshold of 6.5%, which was a condition precedent.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 26

•	The Company achieved a Pretax EPS of $2.52, calculated as follows:

2014 Consolidated pretax income	$100,475,000
Add back: Charges and expenses incurred in connection with the early retirement of $250 million of senior notes due December 2014 and $250 million of senior notes due July 2015	22,446,000	[1]
2014 Adjusted consolidated pretax income	$122,928,000
Divided by: 2014 Weighted average diluted shares outstanding	48,817,566
2014 Pretax EPS	$2.52

[1]

Includes a loss on early extinguishment of debt of $18.2 million and an impairment of $4.3 million incurred in connection with the redemption of marketable securities in a loss position to partly fund the early extinguishment of debt.

The Compensation Committee was authorized, in its discretion, to reduce the incentive payout. As described in the Form 8-K filed with the SEC on September 24, 2014 the Committee had previously reduced the bonus opportunity available to the executives. The Committee determined that no further reduction was warranted.

The General Counsel (the “CLO”) and the Chief Financial Officer (the “CFO”) are not covered by the 2013 Performance-Based Plan. In the judgment of the Compensation Committee, these two positions are primarily responsible for accounting, finance, legal and regulatory compliance and their incentive compensation should not directly depend on the Company’s financial performance. Instead, the General Counsel and the Chief Financial Officer were awarded a bonus opportunity measured by specific goals established by the Committee, their attainment and a bonus payment commensurate with a percentage of their base pay. The Compensation Committee consults with the Chief Executive Officer and the President and Chief Operating Officer, with regard to the CFO’s and the CLO’s achievements. For 2014, the Committee established the following KPIs.

Chief Financial Officer

•	Shareholder relations management and oversight

•	Timely and accurate handling of financial regulatory filings

•	Oversight of accounting, finance and treasury functions, including capital markets and bank financing transactions, if applicable

•	Successful completion of special projects

General Counsel

•	Litigation management

•	Regulatory compliance

•	Successful completion of special projects

•	Oversight of risk management

For 2014, the KPIs were weighted equally, with bonus amounts based on the level of performance achieved:

•	A target bonus of 100% of base salary if the Committee determined that each KPI was achieved.

•	A maximum bonus of 200% of base salary if the Committee determined that each KPI has been exceeded at a level doubling the targeted performance.

•

Other bonus levels as a percentage of base salary in the event some KPIs were achieved or exceeded and/or others were not achieved or were partially achieved, based on the proportionate KPI performance that was achieved.

Based on its evaluation of performance relative to the established KPIs, the Committee awarded Mr. Stephens and Mr. Touff 2014 annual incentive bonuses of $340,000 and $450,000 ($50,000 of which was paid in restricted stock), respectively. The restricted stock was granted and valued as of the date of the Committee’s action, vesting equally over three years, starting with the first anniversary of the award date.  The restricted stock was awarded under our 2011 Equity Incentive Plan.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 27

2014 Long-Term Equity Incentive Compensation

The Compensation Committee strongly believes in granting long-term equity awards that are performance based. In 2012, the CEO and COO were awarded long-term incentive compensation in the form of performance-based stock options. The Committee determined that no additional option grants would be made to them before 2015. Consequently, no long-term equity awards were made to the CEO or the COO in 2014.

On January 26, 2015, the Compensation Committee awarded Mr. Touff a stock option award under the 2011 Equity Incentive Plan covering 25,000 shares. The option vests (becomes exercisable) as to 25% of the shares over four years commencing on the first anniversary date of the grant if he is employed on those dates.

Post-Retirement Pension Benefits

On October 18, 2013, the Company reached agreements (collectively, the “Second Amendments”) with the CEO and COO for the early termination, as of June 30, 2013, of the non-qualified retirement benefits contained in their respective employment agreements. Pursuant to the Second Amendments, the Company paid each of Messrs. Mizel and Mandarich, on October 20, 2014, a deferred lump sum in the amount of $14.8 million and $16.0 million, respectively, which was the benefit amount accrued by the Company as of June 30, 2013, without interest, in full satisfaction of their past, present and future non-qualified retirement benefits.

Medical Insurance Benefits

Under the terms of their employment agreements, the CEO and COO continue to be entitled to medical insurance benefits for the duration of each executive’s life (described in more detail below under “Employment Agreements”).

Other Compensation

Other compensation received by our executive officers for 2014 consists of their 401(k) employer contributions, incremental travel expenses incurred by the Company in support of not-for-profit organizations (as approved by the Board of Directors) and cell phone allowances.

The Board of Directors of the Company has determined that it is in the best interests of the Company for its CEO and its COO to take advantage of the Company's aircraft for non-Company purposes, when the aircraft is not being employed in the ordinary course of Company business. The CEO and the COO reimburse the Company for their non-Company use of the aircraft.

The objective of these benefits is to provide amenities to the CEO and COO that allow them to more efficiently utilize their time and to support them in effectively contributing to the success of the Company.

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EMPLOYMENT AGREEMENTS

Messrs. Mizel and Mandarich

The Company entered into employment agreements with Mr. Mizel and Mr. Mandarich, which have been amended over time and most recently as of October 18, 2013. The agreements provide for the executives' continued employment with the Company: Mr. Mizel as Chairman and Chief Executive Officer, and Mr. Mandarich as President and Chief Operating Officer. The agreements specify a minimum base salary, incentive compensation and medical benefits during the executive's employment as well as medical benefits upon the executive's retirement, disability or termination.

On March 8, 2012, the employment agreements were amended to provide a double trigger on the non-equity vesting portions of the agreements’ change-in-control provision and to increase the percentage threshold in the change-in-control definition from 20% to 50%.

On October 18, 2013 the Company reached agreements (collectively, the “Second Amendments”) with the CEO and COO for the early termination, as of June 30, 2013, of the non-qualified retirement benefits contained in their respective employment agreements as described above.

Material terms of the employment agreements are summarized below.

Employment Term: The agreements automatically extend for two-year terms unless (1) the Company or the executive elects to terminate by six months written notice, or (2) the executive is terminated earlier. Neither party has given notice of termination.

Base Salaries: Mr. Mizel's base salary may not be less than $1,000,000 per year. Mr. Mandarich's base salary may not be less than $830,000 per year. The base salary for the executive may only be reduced below his prior year's base salary with the consent of the executive and the Company.

Incentive Compensation: The Company pays the executive annual incentive compensation pursuant to incentive compensation plans, which are performance-based. Details of the incentive plans are described more fully in "Compensation Processes and Procedures" and "Compensation Discussion and Analysis – Elements of Compensation" above.

Medical Insurance Benefits: The Company provides medical insurance benefits to Messrs. Mizel and Mandarich for the duration of their lives. This applies to each of them while he is employed and for the rest of his life after employment. The medical insurance coverage and benefits are at least comparable to those provided to the executive at the time the agreement was signed. The medical insurance benefits also provide comparable coverage for the executive's spouse for the duration of the executive's life and, if she survives the executive, for an additional sixty months after his death.

With the approval of Messrs. Mizel and Mandarich, the supplemental health insurance coverage previously provided to them was terminated at the end of 2010.

Long-Term Disability Benefits: The Company will provide the executive with long-term disability benefits. Under the benefits, the annual after-tax amount received by the executive would equal the after-tax amount of his base salary for the year in which he becomes disabled. This long-term disability benefit would be paid monthly until the earlier of the end of the executive's disability, prior to his becoming totally disabled. If the executive dies or becomes totally disabled during his employment, he or his estate will be entitled to receive all benefits earned under his performance-based plan and equity plans.

Vacation: The executive is entitled to receive six weeks of vacation each year without carryover from year to year.

Termination for Cause: The executive may be terminated for cause, as defined in their employment agreements. If either is terminated for cause, he will only be entitled to his base salary earned through the date of termination and will not be entitled to any other amounts under his employment agreement.

Termination Without Cause: If the executive is terminated without cause he will be entitled to receive:

•	an amount equal to his aggregate base salary during the three years prior to his termination; and

•	an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the annual incentive compensation paid for the year prior to termination.

In addition, the executive's options and other rights under the equity plans would vest immediately and the executive, his spouse and his dependents would be entitled to continued medical benefits. Under the employment agreements, termination without cause includes the Company's election not to extend the term of the employment agreement and the Company's termination of the Performance-Based Plan.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 29

Change in Control Provisions: If a change in control of the Company occurs, all of the options, dividend equivalents and other rights granted to Messrs. Mizel and Mandarich under the equity plans and other Company plans would accelerate and become exercisable immediately before the occurrence of the transaction that caused the change in control. If the transaction is not completed, the options would remain subject to the restrictions to which they were originally subject.

If a change in control occurs, followed within two years by a material change, the executive can terminate his employment (if he has not already been terminated) within thirty days of the material change. If the executive terminates his employment due to a change in control, then:

•	he will receive an amount equal to his aggregate base salary during the three years prior to his termination;

•	he will receive an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the annual incentive compensation paid for the year prior to termination;

•	he will be entitled to the accelerated vesting of options and rights; and

•

if the change in control involved a two-tier tender offer, at the executive's election the Company will either: (1) pay the executive the difference between the exercise price of the otherwise unvested options and the price offered in the first tier; or (2) adjust the option terms to provide the executive with an equivalent value.

Excess Parachute Payments: Certain payments that Messrs. Mizel and Mandarich may receive could be subject to an excise tax as an "excess parachute payment" under the Internal Revenue Code. This could occur following a change in control, a material change, or through other payments made to the executives. In their employment agreements, Messrs. Mizel and Mandarich have agreed to be paid those amounts, if any, in annual installments and over the shortest period of time in which they may be paid and not be treated as "excess parachute payments."

Change in Control and Material Change Defined

A "change in control," which is defined more fully in the employment agreements, occurs when:

•

a report on Schedule 13D is filed with the SEC that discloses that any person is the beneficial owner of fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company. However, it will not be a change in control if that person is the Company or one of its subsidiaries, an employee benefit plan sponsored by the Company, or any Director as of the date of the employment agreements or his or her affiliate;

•

any person purchases securities through a tender offer or exchange offer if after the offer is completed the person in question is the beneficial owner of fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company. However, it will not be a change in control if that person is the Company or one of its subsidiaries, an employee benefit plan sponsored by the Company, or any Director as of the date of the employment agreements or his or her affiliate;

•	the Company's shareholders approve a consolidation or merger after which the Company would not be the continuing or surviving corporation;

•	the Company's shareholders approve a consolidation or merger in which shares of Company's common stock would be converted into cash, securities or other property;

•	the shareholders approve any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or

•

the majority of the Board of Directors ceases to be composed of Directors who were on the Board at the beginning of any twelve-month period. However, it will not be a change in control if the election or nomination of each new director was approved by the vote of two-thirds of the Directors in office who were directors at the beginning of that twelve month period.

A "material change," which is defined more fully in the employment agreements, occurs when:

•	the Company makes certain adverse changes in the executive's reporting relationship, titles, functions or duties;

•	the Company (without the executive’s consent) terminates the Performance-Based Plan or amends it to provide for reduced payments to the executive;

•	the Company assigns or reassigns the executive, without his written permission, to another place of employment 50 miles or more from his residence;

•

the Company reduces the executive's base salary, annual incentive compensation, retirement benefits, long-term incentive compensation, or the manner in which the compensation is determined, or breaches the employment agreement; or

•	a purchaser of all or substantially all of the Company's assets or any successor or assignee of the Company fails to assume the employment agreement.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 30

See "Potential Payments Upon Termination or Change in Control" below for additional information.

Certain Other Change in Control Agreements

Mr. Touff entered into a change in control agreement with the Company effective July 30, 2008. The agreement will terminate on the earlier of termination of the Mr. Touff’s employment or the end of the current one-year term of the agreement. However, unless either party elects by notice in writing delivered to the other at least 90 days prior to December 31 of the current term, the term of the agreement will be renewed automatically for successive one-year terms. In addition, if the agreement has not been terminated prior to a change in control (as defined below), upon a change in control, the term of the agreement will extend automatically following such Change in Control for two years.

The definition of change in control is generally the same as the definition in the description of the employment agreements above.

For purposes of the agreement, a change in control event occurs if a change in control is followed by a material change within two years. A material change is defined in the agreements to occur if:

•	Mr. Touff’s employment is terminated without cause (as defined in the agreements);

•	the Company makes certain adverse changes in Mr. Touff 's reporting relationship, titles, functions or duties;

•	the Company assigns or reassigns Mr. Touff, without his written permission, to another place of employment more than thirty miles from his residence;

•

the Company reduces Mr. Touff's base salary, annual or long-term incentive compensation, or the manner in which the compensation is determined unless the reduction applies to other officers of the Company; or

•	a purchaser of all or substantially all of the Company's assets or any successor or assignee of the Company fails to assume the agreement.

Pursuant to the agreement, if a change in control event occurs, Mr. Touff may elect within 90 days after the change in control event to terminate his employment, if not previously terminated by the Company, and to receive a change in control payment. The change in control payment equals two times the sum of: (i) Mr. Touff’s annual base salary in effect immediately prior to the change in control event, plus (ii) the amount of Mr. Touff’s last regular annual bonus, provided that the amount of the annual bonus shall not exceed 50% of the annual base salary in effect immediately prior to the change in control event.

If a change in control event occurs, Mr. Touff also would be entitled to continue to participate in the Company's employee benefit plans, policies and arrangements that provide insurance and medical benefits on the same basis as provided prior to the change in control event for a period of twelve months after the date of termination of his employment.

If a change in control as defined above occurs, all options, dividend equivalents and other rights granted to Mr. Touff under any Company equity incentive plan will be accelerated and become exercisable immediately prior to the closing of the change in control. If the change in control is not concluded, the election to exercise such options and other rights shall be of no effect and the options shall remain subject to their original restrictions.

Any amounts payable pursuant to the change in control agreement are in addition to any payments otherwise payable to Mr. Touff pursuant to any agreement, plan or policy of the Company. Certain payments that Mr. Touff may receive could be subject to an excise tax as an "excess parachute payment" under the Internal Revenue Code. This could occur following a change in control or a change in control event, either alone or together with other payments made to Mr. Touff. In the agreement, Mr. Touff has agreed to be paid those amounts, if any, in annual installments and over the shortest period of time in which they may be paid and not be treated as "excess parachute payments."

Mr. Stephens has also entered into a change in control agreement with the Company effective February 1, 2012, which is similar to Mr. Touff’s except that the change in control payment would equal the sum of his annual base salary and his target annual bonus. Mr. Stephens’ agreement also provides that, other than in the event of his death, if the Company terminates his employment other than for cause or disability (as defined in the agreement) under circumstances where he would not be entitled to the change in control payment described above, then he is entitled to receive an amount equal to his annual base salary.

See "Potential Payments Upon Termination or Change in Control" below for additional information.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 31

The Compensation Committee believes that the potential payments in these limited change in control circumstances fit well within the Company's overall compensation philosophy. The termination and change in control payments are calculated based on the base salaries and the annual bonuses paid to the executives. The Committee believes that the long-term interests of our shareholders are aligned with the executives in that their compensation is, in turn, aligned with the success of the Company. The potential change of control compensation varies with the compensation previously paid to the executive, affords stability to the Company's leadership and is consistent with the philosophy of the Committee to provide compensation that assures retention, incentive and reward to the executive team.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee shall not be deemed to be "filed" with the SEC or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except that it will be deemed "furnished" in the Company's Annual Report on Form 10-K for 2014, but shall not be deemed incorporated by reference into any filing as a result of being furnished in the Annual Report.

The Compensation Committee hereby confirms that it has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE Raymond T. Baker, Chairman Michael A. Berman Herbert T. Buchwald

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 32

2014 SUMMARY COMPENSATION TABLE

For the fiscal years ended December 31, 2014, 2013 and 2012, the following table summarizes the compensation of the Company’s named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)	Total ($)
Larry A. Mizel,	2014	$1,000,000	N/A	N/A	N/A	$3,500,000	N/A	$118,435	$4,618,435
Chairman and CEO	2013	$1,000,000	N/A	N/A	N/A	$10,000,000	$930,281	$138,542	$12,068,823
	2012	$1,000,000	N/A	N/A	$1,855,000	$3,500,000	$1,847,550	$462,157	$8,664,707
David D. Mandarich,	2014	$830,000	N/A	N/A	N/A	$4,000,000	N/A	$360	$4,830,360
President and Chief	2013	$830,000	N/A	N/A	N/A	$10,000,000	$1,390,193	$5,460	$12,225,653
Operating Officer	2012	$830,000	N/A	N/A	$1,855,000	$3,500,000	$2,491,450	$342,860	$9,019,310
John M. Stephens,	2014	$425,000	$340,000	$99,990	$245,745	N/A	N/A	$720	$1,111,455
Senior Vice President, Chief Financial	2013	$425,000	$325,000	$99,971	$360,010	N/A	N/A	$3,925	$1,213,906
Officer and Principal Financial Officer	2012	$389,583	$325,000	$204,100	$426,585	N/A	N/A	$42,468	$1,387,736
Michael Touff,	2014	$353,279	$400,000	$49,995	$245,745	N/A	N/A	$720	$1,049,739
Senior Vice President	2013	$353,279	$400,000	$50,000	$360,010	N/A	N/A	$5,820	$1,169,109
and General Counsel	2012	$353,279	$350,000	$37,485	$202,750	N/A	N/A	$13,528	$957,042

[1]

The amounts shown in the "Stock Awards" column and the "Option Awards" column are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For Messrs. Mizel and Mandarich in 2012, the option awards were performance based, and therefore the value shown above is the aggregate grant date fair value of the awards multiplied by the probable outcome of the performance conditions as of the grant date. Assuming achievement of the highest level of performance for the options granted in 2012, the grant date fair value of the performance-based equity awards for each executive was $3,710,000. For a description of the assumptions used in valuing the awards, please see Note 19 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. Please see the "Grants of Plan-Based Awards" table below for more information about the awards granted in 2014. No equity awards were granted in 2014 or 2013 to the CEO or the COO.

[2]

These non-equity incentive plan compensation amounts were paid in cash in accordance with the terms of the shareholder-approved Performance-Based Plan, as in effect for the year indicated, as compensation for that year's performance. The amounts were paid in the subsequent year.

[3]

This reflects the aggregate change for the year noted in the present value of accumulated Retirement Benefits and Medical Insurance Benefits provided for under Mr. Mizel's and Mr. Mandarich's respective employment agreements. These amounts do not represent realized compensation; rather, they represent accounting accruals related to the benefits required under Generally Accepted Accounting Principles (GAAP). As noted in the Post-Retirement Pension Benefits section above, the Company reached agreements on October 18, 2013 with the CEO and COO for the early termination, effective as of June 30, 2013, of the non-qualified retirement benefits contained in their respective employment agreements. Pursuant to the amendments, on October 20, 2014, the Company paid to each of Mr. Mizel and Mr. Mandarich a deferred lump sum in the amount of $14.8 million and $16.0 million respectively (the amounts accrued on the books of the Company through June 30, 2013 with respect to the Company’s estimated liability to pay the benefits) in full satisfaction of their past, present and future retirement benefits.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 33

All Other Compensation

The table below provides a breakdown of all other compensation for 2014 for the named executive officers:

Name	Non- Business Use of Aircraft		401(k) Match[3]	Other[4]	Total
Larry A. Mizel	--	[1]	--	$118,435	$118,435
David D. Mandarich	--	[2]	--	$360	$360
John M. Stephens	--		--	$720	$720
Michael Touff	--		--	$720	$720

[1]

The incremental costs of non-business use of the Company's aircraft are calculated as the total variable operating costs directly associated with non-business trips, these costs include fuel, pilot travel related costs, catering, landing fees, flight communication, trip-related maintenance. For his non-business use of the aircraft in 2014, Mr. Mizel reimbursed the Company $267,000, which is an amount in excess of the incremental cost to the Company.

[2]

The incremental costs of non-business use of the Company's aircraft are calculated as the total variable operating costs directly associated with non-business trips, these costs include fuel, pilot travel related costs, catering, landing fees, flight communication, trip-related maintenance. For his non-business use of the aircraft in 2014, Mr. Mandarich reimbursed the Company $50,000, which is an amount in excess of the incremental cost to the Company.

[3]	Any 401(k) match paid by the Company in 2015 which will be based on 2014 401(k) deferrals will be made after filing this Proxy Statement. As such, they will be included in the 2016 Proxy Statement.
[4]

For Mr. Mizel, the amount shown for “Other” includes $117,715 of incremental costs incurred by the Company in support of Mr. Mizel's service to not-for-profit organizations as approved by the Company's Board. Incremental costs include fuel, pilot travel related costs, catering, landing fees, flight communication, trip-related maintenance. The remainder of the amount shown for Mr. Mizel and all of the amounts shown for the other NEOs represent cell phone allowances.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information, as of December 31, 2014, with respect to the Company’s existing equity compensation plans.

	(a)	(b)	(c)
Plan category	Shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by shareholders	4,855,916	$37.45	1,502,552
Equity compensation plans not approved by shareholders	--	--	--
TOTAL	4,855,916	$37.45	1,502,552

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 34

GRANTS OF PLAN-BASED AWARDS IN 2014

The following table sets forth certain information with respect to awards granted during 2014 to our named executive officers. All equity awards were made under the 2011 Equity Incentive Plan.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award ($)
Michael Touff	02/06/2014	25,000	[1]	$29.05	$245,745
Michael Touff	02/06/2014	1,721	[2]	N/A	$49,995
John M. Stephens	02/06/2014	25,000	[1]	$29.01	$245,745
John M. Stephens	02/06/2014	3,442	[2]	N/A	$99,990

[1]

The options granted will become exercisable as to 33-1/3% of the shares on each of the third, fourth and fifth anniversary dates of the grant. The options granted were part of the applicable executive’s 2013 compensation package.

[2]

The restricted stock awards will vest equally over three years, starting with the first anniversary of the grant date. The restricted stock awards granted were part of the applicable executive’s 2013 compensation package. Dividends are paid on the restricted stock.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 35

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

The table below sets forth information with respect to all unexercised option and unvested restricted stock awards to our named executive officers that were outstanding as of December 31, 2014. Options will become exercisable as to unvested shares and restricted stock will vest (restrictions will lapse) if the named executive officer remains employed on the vesting date.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Larry A. Mizel	90,000	-		61.98	12/30/2015	-		-
	90,000	-		68.18	12/30/2015	-		-
	90,000	-		57.05	12/29/2016	-		-
	90,000	-		62.76	12/29/2016	-		-
	90,000	-		38.01	12/20/2017	-		-
	90,000	-		41.81	12/20/2017	-		-
	90,000	-		29.45	12/30/2018	-		-
	90,000	-		32.40	12/30/2018	-		-
	90,000	-		31.04	12/31/2019	-		-
	90,000	-		34.14	12/31/2019	-		-
	60,000	30,000	[1]	28.86	12/30/2020	-		-
	60,000	30,000	[1]	31.75	12/30/2020	-		-
	500,000	-		24.50	03/08/2022	-		-
	-	-		-	-	20,000	[2]	529,400
	-	-		-	-	40,000	[3]	1,058,800
David D. Mandarich	90,000	-		61.98	12/30/2015	-		-
	90,000	-		68.18	12/30/2015	-		-
	90,000	-		57.05	12/29/2016	-		-
	90,000	-		62.76	12/29/2016	-		-
	90,000	-		38.01	12/20/2017	-		-
	90,000	-		41.81	12/20/2017	-		-
	90,000	-		29.45	12/30/2018	-		-
	90,000	-		32.40	12/30/2018	-		-
	90,000	-		31.04	12/31/2019	-		-
	90,000	-		34.14	12/31/2019	-		-
	60,000	30,000	[1]	28.86	12/30/2020	-		-
	60,000	30,000	[1]	31.75	12/30/2020	-		-
	500,000	-		24.50	03/08/2022	-		-
	-	-		-	-	20,000	[2]	529,400
	-	-		-	-	40,000	[3]	1,058,800

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 36

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John M. Stephens	-	75,000	[4]	20.41	02/01/2022	-		-
	-	25,000	[5]	39.75	02/01/2023	-		-
	-	25,000	[6]	29.01	02/06/2024	-		-
	-	-		-	-	5,000	[7]	132,350
	-	-		-	-	1,676	[8]	44,364
	-	-		-	-	3,442	[9]	91,110
Michael Touff	30,000	-		61.98	12/30/2015	-		-
	30,000	-		57.05	12/29/2016	-		-
	30,000	-		38.01	12/20/2017	-		-
	30,000	-		29.45	12/30/2018	-		-
	30,000	-		31.04	12/31/2019	-		-
	16,667	8,333	[1]	28.86	12/30/2020	-		-
	-	25,000	[10]	24.50	03/08/2022	-		-
	-	25,000	[5]	39.75	02/01/2023	-		-
	-	25,000	[6]	29.01	02/06/2024	-		-
	-	-		-	-	765	[11]	20,250
	-	-		-	-	1,676	[8]	44,364
	-	-		-	-	1,721	[9]	45,555

[1]	This option vests as to the remaining shares on December 31, 2015.
[2]	The restrictions on these shares lapse on February 4, 2015.
[3]	The restrictions on these shares lapse as to 50% of the shares on each of February 9, 2015 and 2016.
[4]	This option vests as to 33-1/3% of the shares covered thereby on each of February 1, 2015, 2016 and 2017.
[5]	This option vests as to 33-1/3% of the shares covered thereby on each of February 1, 2016, 2017 and 2018.
[6]	This option vests as to 33-1/3% of the shares covered thereby on each of February 1, 2017, 2018 and 2019.
[7]	The restrictions on these shares lapse as to 50% of the shares on each of February 1, 2015 and 2016.
[8]	The restrictions on these shares lapse as to 50% of the shares on each of February 1, 2015, and 2016.
[9]	The restrictions on these shares lapse as to 33-1/3% of the shares on each of February 1, 2015, 2016 and 2017.
[10]	This option vests as to 33-1/3% of the shares covered thereby on each of March 8, 2015, 2016 and 2017.
[11]	The restrictions on these shares lapse as to 50% of the shares on each of March 8, 2015 and 2016.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 37

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table provides additional information about value realized by the named executive officers on option award exercises and restricted stock award vestings during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Larry A. Mizel	-	-	60,000	$1,771,000
David D. Mandarich	-	-	60,000	$1,771,000
Michael Touff	-	-	1,872	$54,240
John M. Stephens	-	-	3,339	$103,142

PENSION BENEFITS AT DECEMBER 31, 2014

The following table shows, as of December 31, 2014, the present value of accumulated post-retirement medical insurance benefits under the employment agreements of Mr. Mizel and Mr. Mandarich. The post-retirement pension benefits, but not the Medical Insurance Benefits, as discussed in the “Employment Agreements” section above, were terminated as of June 30, 2013.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Medical Insurance Benefits ($)	Payments During Last Fiscal Year ($)
Larry A. Mizel	Employment Agreement	N/A	$273,308	N/A
David D. Mandarich	Employment Agreement	N/A	$267,896	N/A
Michael Touff	N/A	N/A	N/A	N/A
John M. Stephens	N/A	N/A	N/A	N/A

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 38

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows potential payments to our named executive officers under existing contracts for various scenarios involving a change in control or termination of employment, assuming a December 31, 2014 termination date. Please see the narrative above under "Employment Agreements" and "Certain Other Change in Control Agreements" for a description of payments contemplated by these agreements.

Name	Benefit	Termination w/o Cause or Material Change		Change in Control		After Change in Control – Material Change or w/o Cause[1]		Voluntary Termination		Death		Disability
Larry A.	Severance Pay	$3,000,000	[2]			$3,000,000	[2]
Mizel	Ann. Incentive Comp.	$30,000,000	[3]			$30,000,000	[3]
	Stock/Option Vesting	$1,588,200	[4]	$1,588,200	[4]	$1,588,200	[4]
	Health Care Benefits	$273,308	[5]			$273,308	[5]	$273,308	[5]	$52,130	[5]	$273,308	[5]
David D.	Severance Pay	$2,490,000	[2]			$2,490,000	[2]
Mandarich	Ann. Incentive Comp.	$20,000,000	[3]			$20,000,000	[3]
	Stock/Option Vesting	$1,588,200	[4]	$1,588,200	[4]	$1,588,200	[4]
	Health Care Benefits	$267,896	[5]			$267,896	[5]	$267,896	[5]	$78,927	[5]	$267,896	[5]
John M.	Severance Pay	$425,000	[6]			$425,000	[7]
Stephens	Bonus Payment					$425,000	[8]
	Stock/Option Vesting	$267,823	[9]	$722,323	[10]	$722,323	[10]
	Health Care Benefits					$15,785	[11]
Michael	Severance Pay					$706,558	[12]
Touff	Bonus Payment					$353,279	[13]
	Stock/Option Vesting	$110,168	[9]	$110,168	[10]	$110,168	[10]
	Health Care Benefits					$10,426	[11]

[1]

On March 8, 2012, the employment agreements for Messrs. Mizel and Mandarich were amended to require both a change in control and a material change. Prior to that date, both could have elected to terminate their employment after a change in control and receive the identified benefits. Following both a change in control and a material change, Mr. Stephens and Mr. Touff may elect to terminate employment and receive the identified benefits.

[2]

Calculated as the aggregate base salary earned by the executive during the prior three years. This amount does not include any amount that may be payable upon a two-tier tender offer that results in a change of control. See footnote 4 below.

[3]

Under the executive's employment agreement, this is calculated as of December 31, 2014 at 300% for Mr. Mizel and 200% for Mr. Mandarich of the "Annual Incentive Compensation" paid for 2013. These amounts vary significantly from year to year. For example, if a termination occurred in 2015, the amount for Mr. Mizel and Mr. Mandarich would be reduced to $12,000,000 and $8,000,000, respectively. See "Employment Agreements" above for a description of these provisions.

[4]

Amount is the value of unvested restricted stock at December 31, 2014 plus an amount representing the difference between MDC’s stock price at December 31, 2014 and the exercise price of unvested options, to the extent that the stock price exceeds the exercise price. Under the executive's employment agreement, the vesting of all options, dividend equivalents and other rights granted under equity incentive plans and any other Company plans would be accelerated so as to permit the executive to fully exercise all outstanding options and rights, if any, granted to the executive. In the event a change in control involves a two-tier tender offer, the Company would pay the executive (at the executive's election) the difference between the exercise price of the otherwise unvested options and the price offered in the first tier, or adjust the option terms to provide the executive with an equivalent value.

[5]

The amount shown is the total projected medical insurance benefit obligation for the executive, which would provide medical benefits that are at least comparable to those provided to the executive at the time his employment agreement was signed. After the end of his employment term, the date the executive becomes totally disabled, the date of the executive's termination without cause or the executive's election to terminate his employment following a change in control (but not in the event of termination for cause), the Company will pay the medical insurance benefit for the duration of the executive's life. The medical insurance benefit also provides comparable coverage for the executive's spouse for duration of the executive's life and, if she survives him, for an additional 60 months after his death. This amount is estimated based on 2014 costs incurred by the Company.

[6]

Upon the Company’s termination of Mr. Stephens’ employment other than for cause, death or disability, he shall be entitled to receive an amount equal to his annual base salary at the rate in effect immediately before the termination of employment.

[7]	Calculated as one times Mr. Stephens’ annual base salary as of December 31, 2014.
[8]	Calculated as one times Mr. Stephens’ annual target annual bonus for 2014.
[9]

Represents the value of all unvested restricted stock awards, which would become fully vested upon a termination by the Company without cause pursuant to the terms of the restricted stock award agreement.

[10]

Amount is the value of unvested restricted stock at December 31, 2014, plus an amount representing the difference between MDC’s stock price at December 31, 2014 and the exercise price of unvested options, to the extent that the stock price exceeds the exercise price. If a change in control occurs, all options, dividend equivalents and other rights granted to the employee under any Company equity incentive plans shall be accelerated and shall become exercisable immediately prior to the closing of the change in control so as to permit the employee fully to exercise all outstanding options and rights.

[11]

If a change in control event occurs, the employee shall also be entitled to continue to participate in each of the Company's employee benefit plans, policies or arrangements which provide insurance and medical benefits on the same basis as was provided to the employee prior to the change in control event for a period of 12 months after the date of termination of employee's employment. Amount represents the estimated cost of 12 months of benefits for each employee.

[12]	Calculated as two times Mr. Touff's annual base salary as of December 31, 2014.
[13]

Calculated as two times the amount equal to Mr. Touff's last regular annual bonus, provided that for these purposes such regular annual bonus amount shall not exceed 50% of his annual base salary at the rate in effect immediately before the change in control event.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 39

2014 DIRECTOR COMPENSATION

During 2014, each Director (excluding the Lead Director) who was not an officer of the Company ("non-employee Director") was paid $5,000 per month as a retainer and $3,000 per meeting for attending Board meetings. Each respective Board committee member (also excluding the Lead Director) was paid $3,000 per meeting for attending meetings of the Audit Committee, and $2,500 per meeting for attending meetings of the Compensation and the Corporate Governance/Nominating Committees. Each Director on the Legal Committee received $2,000 per month for service on that committee. The chairman of the Compensation Committee and the chairman of the Corporate Governance/Nominating Committee received a retainer (in addition to meeting fees) in the amount of $1,250 per month. Beginning in November of 2014, the Chairman of the Audit Committee received a retainer (in addition to meeting fees) in the amount of $1,250 per month.

Mr. Berman received a retainer of $2,000 per month during 2014 for services as a director of HomeAmerican. There were four meetings of the HomeAmerican board during 2014. Mr. Berman attended all of the meetings.

In consideration for performing all of the duties and responsibilities of the Lead Director, Mr. Buchwald received monthly compensation of $32,500 during 2014, in lieu of all other cash compensation paid to independent Directors, including retainer fees and Board and committee meeting fees.

Pursuant to the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors, approved by the shareholders in 2011, each non-employee Director is granted vested options to purchase 25,000 shares of common stock annually. The options are not exercisable until six months after grant. Each Director also is reimbursed for expenses related to his attendance at Board of Directors and committee meetings.

The following table sets forth information regarding the compensation of the Company's non-employee Directors for the fiscal year ended December 31, 2014. The two Directors (Messrs. Mizel and Mandarich) who are executive officers receive no compensation for serving as Directors in addition to the compensation received as executive officers.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) [1]	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Raymond T. Baker	$164,000	151,078	N/A	N/A	$315,078
Michael Berman	$167,500	151,078	N/A	N/A	$318,578
David E. Blackford	$152,500	151,078	N/A	N/A	$303,578
Herbert T. Buchwald	$390,000	151,078	N/A	N/A	$541,078
Paris G. Reece III	$131,500	151,078	N/A	N/A	$282,578
David Siegel	$142,000	151,078	N/A	N/A	$293,078

[1]

Each non-employee Director was granted 25,000 options on August 1, 2014 at an exercise price of $26.82 per share. The dollar amount shown for each Director is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For details on the assumptions used to calculate the fair value of options granted, see Note 21 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. As of December 31, 2014, Messrs. Baker, Berman, Blackford, Buchwald, Reece and Siegel had outstanding option grants of 75,000; 135,000; 150,000; 175,000; 50,000; and 150,000 shares, respectively.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 40

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

The Company believes that its compensation policies and practices for its employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following persons served as members of the Compensation Committee during 2014: Raymond T. Baker, Michael A. Berman and Herbert T. Buchwald. None of the committee members were, during the last fiscal year, officers or employees of the Company, none were formerly officers of the Company and none had a material interest in a "related person" transaction since the beginning of 2014. During 2014, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

PROPOSAL TWO	ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act, as amended and SEC Rule 14a-21(a), we are providing our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers (say on pay), which is described in this Proxy Statement. Currently, we are providing these advisory votes on annual basis. Following the 2015 Annual Meeting the next advisory say on pay vote will be held at our 2016 Annual Meeting of Shareholders.

“RESOLVED, that the shareholders hereby approve on an advisory basis the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described above under “Compensation Discussion and Analysis,” we believe that our ability to retain and motivate named executive officers with the skills, experience and capacity to succeed in our competitive industry has been essential to the success of our Company and a significant factor in creating long-term value for our shareholders. Our compensation philosophy recognizes the value of rewarding our executive officers for their past performance and motivating them to continue to excel in the future. We endeavor to deliver fair and appropriate compensation to our executive officers that is in the best interests of the Company and its shareholders.

The Board of Directors believes the Company’s compensation programs are tailored to retain and motivate key executives in alignment with maintaining and creating long-term value for our shareholders. The Board of Directors urges you to review carefully the Compensation Discussion and Analysis section of this Proxy Statement, which describes our compensation philosophy and programs in greater detail.

The Board of Directors recommends that you vote in favor of the Company’s executive compensation as described in this Proxy Statement by voting FOR this proposal.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 41

PROPOSAL THREE	APPROVAL OF AN AMENDMENT TO THE M.D.C. HOLDINGS, INC. 2011 EQUITY INCENTIVE PLAN

At our 2011 Annual Meeting, our shareholders approved the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan (the “2011 Equity Plan”). At our 2013 Annual Meeting, our shareholders approved an amendment of the 2011 Equity Plan to increase the number of shares by 1,000,000 for a total of 2,600,000 shares of common stock to be available for issuance to our employees under the plan. On January 26, 2015, based on the recommendation of our Compensation Committee and its independent compensation consultant, Pearl Meyer, our Board approved, subject to shareholder approval, an amendment (the “Amendment”) to Section 4.1 of the 2011 Equity Plan to increase the number of shares of common stock available under the plan by an additional 1,675,000 shares. A copy of the Amendment is set forth in Appendix A and incorporated by reference.

The Amendment revises the first two sentences of Section 4.1 by replacing the number 2,600,000 with the number 4,275,000. With the Amendment, the first two sentences of Section 4.1 are as follows:

4.1     Number of Shares. Subject to adjustment as provided in Section 14, the maximum number of shares of Stock available for issuance under the Plan shall be 4,275,000 shares. Subject to adjustment as provided in Section 14, 4,275,000 shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 42

Reasons for the Plan Amendment

Our Board of Directors believes that attracting and retaining highly qualified officers and key employees, and motivating them to serve the Company and its affiliated entities and to expend maximum efforts, is important to our growth and success. In this regard, equity awards have been and will continue to be an important element of our compensation program because stock options, restricted stock and other equity awards enable our officers and key employees to acquire or increase their proprietary interest in the operations and future success of our Company, thereby promoting a close identity of interests between such individuals and our shareholders.

Approximately 1,006,581 shares remain available for grant under the 2011 Equity Plan. While being judicious in the granting of stock options, restricted stock and other equity awards, the amount of shares granted (as indicated in the chart below) can vary from year-to-year and, without the Amendment, the Company will be unduly limited in the structure of the awards that it may grant. Under New York Stock Exchange listing standards, shareholder approval is required for us to increase the authorized shares under the Plan.

The Company’s burn rates for 2014 and the prior two years (under both the 2011 Equity Plan and the 2011 Director Plan) remain at reasonable levels depicted as follows:

Fiscal Year	Options Granted	Full-Value Grants	FV Multiplier	Adjusted Total	Weighted Avg. Shares Outstanding	Burn Rate	Unadjusted Burn Rate
	(A)	(B)	( C )	(D = A + (B x C)	( E )	(F = D / E)	(G = ( A + B )/ E)
2014	257,500	39,021	2.0	335,542	48,815,541	0.7%	0.61%
2013	237,500	25,072	2.0	287,644	48,453,119	0.6%	0.54%
2012	1,382,500*	48,613	2.0	1,479,726	47,660,629	3.1%	3.00%

* Options covering 1,000,000 shares were granted for a three year period.

As shown above, the Company’s burn rate for each of the prior two years was less than 1% and its average burn rate over the last three years was only 1.5%. Based on prior experience, the Company expects the additional shares, if approved by the shareholders, to last approximately three to five years.

Accordingly, the Company recommends approval of the Amendment.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 43

Summary of Material Terms of the 2011 Equity Plan

The following discussion of the material features of the 2011 Equity Plan is qualified by reference to the full text of the plan, which was Exhibit 10.1 to the Company’s Form 8-K filed on April 29, 2011.

Administration: The 2011 Equity Plan is administered by our Compensation Committee or any committee designated by our Board of Directors consisting of non-employee directors as defined in Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934 and outside directors as defined in Treasury Regulation § 1.162-27(e)(3). For purposes of this summary of the 2011 Equity Plan, the Compensation Committee or other designated committee will be referenced as the "Committee."

Subject to the terms and conditions of the 2011 Equity Plan, the Committee is authorized to select participants who are employees of the Company or its subsidiaries, determine the awards to be made, set terms and conditions of such awards, and determine the form of award agreements. The Committee also has the authority, among other things, to:

•	adopt rules and regulations relating to the 2011 Equity Plan;

•	correct any defect, supply any omission, or reconcile any inconsistency in the 2011 Equity Plan or any award agreement;

•	interpret the 2011 Equity Plan and award agreements; and

•	make all other determinations which may be necessary or desirable for the administration of the 2011 Equity Plan.

Eligibility: Any employee of the Company or its subsidiaries is eligible to receive awards under the 2011 Equity Plan. There are four executive officers (including two employee Directors) and approximately 1000 non-executive officer employees who are eligible under the 2011 Equity Plan.

Shares Subject to the Plan: If the Amendment is approved by the shareholders, and subject to the adjustments upon changes in capitalization described below, 4,275,000 shares of our common stock will be authorized for issuance of awards under the 2011 Equity Plan and the 4,275,000 shares of common stock also will be authorized for issuance pursuant to incentive stock options. As of the Record Date, there were 1,519,924 shares subject to outstanding grants/awards, 1,006,581 shares available for (but not yet subject to) a grant or award, plus an additional 1,675,000 shares authorized by the Amendment (if the Amendment is approved by our shareholders). If our shareholders do not approve the Amendment, the 2011 Equity Plan’s total authorized shares will remain at 2,600,000 shares, with a total remaining unused capacity of approximately 1,006,581 shares.

The maximum number or value of shares of common stock that may be granted to any individual under the 2011 Equity Plan in any calendar year shall not exceed the shares available for issuance under the plan, subject to the adjustments upon changes in capitalization described below. The shares underlying terminated awards and awards that are forfeited will remain available for issuance under the 2011 Equity Plan and shares that are utilized to pay an award's exercise price or tax withholding obligations will not count against the 2011 Equity Plan's share limits.

The closing price of a share of the Company’s common stock as reflected on the New York Stock Exchange on the Record Date was $25.14.

Stock Options and Stock Appreciation Rights: The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options (“NSOs”), and stock appreciation rights (“SARs”). The exercise price per share of common stock subject to an option or SAR must be at least the fair market value of the underlying stock at the date of grant of a stock option or SAR; provided, however, that an ISO granted to a participant who is the holder of record of more than 10% of the Company’s stock will have an exercise price of at least 110% of the fair market value of the underlying stock at the date of grant. The term of each option and SAR and the times at which each option or SAR shall be exercisable generally will be fixed by the Committee, except no option or SAR will have a term exceeding 10 years. Upon the termination of an option holder’s or SAR holder's employment with us, the ability to exercise vested options and SARs will be determined in the discretion of the Committee as set forth in the applicable award agreement. Upon the termination of an option holder’s or SAR holder's employment, all of that person’s options and SARs will expire in accordance with the terms of the applicable award agreement; provided, however, that incentive stock options shall not be exercisable for more than three (3) months after the participant ceases to be an employee for any reason other than death or disability, or more than one (1) year after the participant ceases to be an employee due to death or disability. Options may be exercised by payment of the exercise price.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 44

The exercise price of an NSO or ISO shall be payable to the Company in full, in any method permitted under the award agreement, including: (i) in cash or in cash equivalents acceptable to the Company; (ii) by tendering unrestricted shares of stock already owned by the participant (for at least six (6) months or such other period as may be required by the Committee in order to comply with applicable law and to avoid adverse accounting consequences) on the date of exercise to the extent the shares of stock have a fair market value on the date of exercise equal to the aggregate exercise price of the shares as to which such NSO or ISO shall be exercised, provided that, in the case of an ISO, the right to make payment in the form of already owned shares of stock may be authorized only at the time of grant, (iii) any other method approved or accepted by the Committee in its sole discretion, including, but not limited to a cashless (broker-assisted) exercise (although limitations might apply to certain executive officers), or (iv) any combination of the foregoing.

At the discretion of the Committee, the payment upon exercise of an SAR may be in cash, shares of stock or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination as to the form of settlement will be set forth in the award agreement.

The exercise of an NSO or SAR is conditioned on the withholding of taxes.

Restricted Stock and Restricted Stock Units: The Committee may grant shares of restricted stock or restricted stock units under the 2011 Equity Plan. The Committee determines in the award agreement the restriction period during which the restricted stock or the restricted stock units are subject to a substantial risk of forfeiture based upon the passage of time, the achievement of performance goals or the occurrence of other events determined by the Committee. Except as provided in the 2011 Equity Plan or an award agreement, the restricted stock or the restricted stock units may not be sold, assigned or otherwise transferred until the end of the restriction period as specified by the Committee. The Committee may impose other conditions, including a requirement that the participant pay a specified amount to purchase each share of restricted stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting, or holding requirements or sale restrictions upon vesting. Unless otherwise provided by the Committee, participants forfeit any unvested shares of restricted stock or restricted stock units upon termination of service. Participants holding restricted stock generally may vote the shares. The Committee may provide in an award agreement that the holder of restricted stock may receive any dividends paid. Participants holding shares of restricted stock units shall have no rights of shareholders. The Committee may provide in an award agreement that the holder of such restricted stock units shall be entitled to receive dividend equivalents.

Performance Awards: The Committee may condition any award under the 2011 Equity Plan on the fulfillment of conditions and the attainment of performance goals over such periods as the Committee determines in writing and sets forth in the award agreement between the Company and the participant. To the extent compliance with Section 162(m) of the Internal Revenue Code is desired, the “Committee” for this purpose shall be comprised solely of two or more “outside directors” under Section 162(m). Performance goals pursuant to Section 162(m) of the Code will be established by the Committee within 90 days after the beginning of the applicable performance period, and in no event after passage of more than 25% of the period to which the performance goal relates. Performance goals are based on the attainment of specified target levels with respect to one or more selected measures of business or financial performance. Performance goals may include alternate and multiple goals and shall be based on one or more of the following criteria: (a) total shareholder return; (b) return on assets, return on equity, or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business-unit net income, net income before extraordinary or one-time items, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average production growth; (j) efficiency or productivity measures such as annual or multi-year absolute or per-unit operating and maintenance costs; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee; (l) debt ratios or other measures of credit quality or liquidity; (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee; (n) sales and marketing measures, such as annual or multi-year “net-back” sales or the introduction of new products in accordance with specific goals set in advance by the Committee; (o) staffing and retention and (p) any criteria that are stated in the shareholder-approved Executive Officer Performance–Based Compensation Plan (as amended).

Following completion of the applicable performance period, the Committee certifies in writing the extent to which a participant has attained the applicable performance goals and the resulting value of the participant’s award. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount correspondingly paid to any other participant.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 45

The Committee will, in the award agreement, state the results that will transpire if a participant terminates service due to death or disability prior to completion of the applicable performance period. For example, the final award value may be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period, but will then be prorated for the number of months of the participant’s service during the performance period. The Committee may also provide that, if a participant’s service terminates prior to completion of the applicable performance period for any other reason, the participant forfeits the performance award, unless the Committee determines otherwise. Participants may not sell or transfer a performance award, other than by will or the laws of descent and distribution, prior to the end of the applicable performance period. In the event that the performance goals are not satisfied, the award shall not become vested or payable, as applicable.

Other Stock-Based Awards: The Committee may adopt other incentive arrangements under which participants may acquire shares of stock by purchase, grant or otherwise, or receive an award payable in cash or stock, the value of which may be determined in whole or in part based on the value of the stock. Any such arrangements will be subject to the general provisions of the 2011 Equity Plan.

Adjustments Upon Changes in Capitalization: The 2011 Equity Plan provides that, in the event of any change in our capital structure that effects an increase or decrease in the number of shares of our common stock without receipt of consideration, the maximum number of shares of stock for which awards may be made under the plan shall be proportionately increased or decreased, and the number and kind of shares for which awards are outstanding may be proportionately increased or decreased. Any adjustment in outstanding options or SARs will not increase the aggregate exercise price or grant price payable with respect to shares that are subject to the unexercised portion of the option or SAR, in compliance with Section 409A of the Code. Except as otherwise provided in another agreement, upon a change of control the Committee may take any action it deems necessary or desirable with respect to any awards including, among other things, providing that the awards are fully vested or payable. In the event of a reorganization in which the Company is the surviving entity and no change of control occurs, any previous award will generally apply solely to securities to which the holder of the number of securities subject to such award would have been entitled immediately following such reorganization and, in the case of options or SARs, with a corresponding proportionate adjustment of the exercise price or grant price per share. Adjustments to shares of stock will be made by the Committee whose determination will be final and the Committee may provide in award agreements for different provisions to apply to an award. However, any provisions may be modified by the Committee to avoid any tax that would otherwise be due under Section 409A of the Code.

Substitute Awards: Awards may be granted in substitution for, or in assumption of, outstanding awards previously granted by an entity acquired by the Company or an affiliate or with which the Company or an affiliate combines.

Other Terms: The terms of the 2011 Equity Plan will permit the Committee to impose performance conditions with respect to any award. Performance conditions may require that an award be forfeited, in whole or in part, if performance objectives are not met, or require that the time of exercisability of an option be linked to achievement of performance conditions.

Each award agreement may contain other terms and conditions not inconsistent with the 2011 Equity Plan as may be determined by the Committee in its discretion. Unless otherwise provided by the Committee, no consideration is to be received by the Company for the granting of options or other awards.

No awards may be granted under the 2011 Equity Plan ten years after the date the plan is approved by the shareholders.

Our Board of Directors may terminate, amend or modify the 2011 Equity Plan; provided that no such termination, amendment or modification may adversely affect any outstanding award without the consent of the award holder. However, no amendment or modification may become effective without shareholder approval if required by applicable law or regulatory requirement. The listing standards of the New York Stock Exchange require that all equity compensation plans, and any material revisions to the plans, be subject to shareholder approval, with certain limited exemptions.

Awards granted under the 2011 Equity Plan generally are not transferrable other than upon death, in certain family transfers, or pursuant to a court-approved domestic relations order.

The 2011 Equity Plan will be governed by the laws of the State of Delaware except for conflict of law provisions.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 46

Federal Tax Consequences of the 2011 Equity Plan

The following is a general summary as of January 2015 of the federal income tax consequences to us and to U.S. participants to awards granted under the 2011 Equity Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. Each participant is advised to consult his or her individual tax advisor concerning his or her personal tax consequences.

Incentive Stock Options: For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will recognize ordinary income or loss equal to the difference between the exercise price and fair market value of the stock as of the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be short or long term capital gain or loss depending on whether the shares had been held by the participant for more than one year. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant’s regular income tax for the year.

Non-statutory Stock Options and Stock Appreciation Rights: A participant who receives an NSO or SAR generally will not recognize taxable income on the grant of such option or SAR but will recognize ordinary income at the time of exercise of the stock option or SAR equal to the difference between the option or SAR exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be short or long term capital gain or loss depending on whether the shares had been held by the participant for more than one year.

Restricted Stock: A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The determination date is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not freely transferable, in which case the determination date is the earlier of (i) the date on which the shares become freely transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss.

Restricted Stock Units: A participant generally will recognize no income upon the receipt of a restricted stock unit award. Upon the settlement of such an award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined under “Restricted Stock”), will be taxed as capital gain or loss.

Income Tax Effects for our Company: We generally will be entitled to a tax deduction in connection with an award under the 2011 Equity Plan in an amount equal to the ordinary income recognized by a participant at the time the participant recognizes such income (for example, upon the exercise of an NSO or the vesting of restricted stock), except to the extent such deduction is limited by applicable provisions of the Code.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement  47

Internal Revenue Code Section 409A: Section 409A of the Internal Revenue Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of section 409A generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the recipient of the award who are our employees over and above the income tax owed plus possible penalties and interest. The types of arrangements covered by section 409A are broad and may apply to certain awards available under the 2011 Equity Plan. As required by section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee's separation from service.

New Plan Benefits

All awards under the 2011 Equity Plan will be granted at the Committee's discretion. Therefore, the benefits and amounts that will be received or allocated under the 2011 Equity Plan are not presently determinable.

The Board of Directors recommends a vote FOR the approval of the Amendment to the 2011 Equity Incentive Plan.

PROPOSAL FOUR	APPROVAL OF AN AMENDMENT TO THE M.D.C. HOLDINGS, INC. 2011 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

At our 2011 Annual Meeting, our shareholders approved the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors (the “2011 Director Plan”) and authorized a total of 1,000,000 shares of common stock to be available for issuance to our outside Directors under the plan. On January 26, 2015, based on the recommendation of our Compensation Committee and its independent compensation consultant, Pearl Meyer, our Board approved, subject to shareholder approval, an amendment (the “Amendment”) to Section 4.1 of the 2011 Director Plan to increase the number of shares of common stock available under the plan by an additional 325,000 shares. A copy of the Amendment is set forth in Appendix B and incorporated by reference.

The Amendment revises the first sentence of Section 4.1 by replacing the number 1,000,000 with the number 1,325,000. With the Amendment, the first sentence of Section 4.1 is as follows:

4.1     Number of Shares. Subject to adjustment as provided in Section 9, the maximum number of shares of Stock available for issuance under the Plan shall be 1,325,000 shares.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 48

Reasons for the Plan Amendment

Our Board of Directors believes that attracting and retaining highly qualified outside Directors, and motivating them to serve the Company and its affiliated entities, is important to our growth and success. There is significant competition for non-employee Directors with the skills required to oversee the products and services we offer. Our success depends in part upon attracting and retaining such experienced, knowledgeable individuals. In this regard, stock options are an important element in the attraction, retention and compensation of our outside Directors in that stock options provide the outside Directors an opportunity to acquire or increase a direct proprietary interest in the future success of our Company, thereby further promoting a close identity of interests between these individuals and our shareholders.

A total of only 425,000 shares remain available for grant under the 2011 Director Plan. In order to maintain capacity and the ability to grant stock options to our outside Directors, the Company wishes to increase the amount of shares authorized under the 2011 Director Plan. Under New York Stock Exchange listing standards, shareholder approval is required for us to increase the authorized shares under the Plan.

As discussed under Proposal Three above, the Company’s burn rates (under both the 2011 Equity Plan and the 2011 Director Plan) for 2014 and the prior two years remain at reasonable levels. Based on prior experience, the Company expects the additional shares, if approved by the shareholders, to last approximately three to five years.

Accordingly, the Company recommends approval of the Amendment.

Summary of Material Terms of the 2011 Director Plan

The following discussion of the material features of the 2011 Director Plan is qualified by reference to the text of the 2011 Director Plan, which was Exhibit 10.2 to the Company’s Form 8-K filed on April 29, 2011.

Administration: The 2011 Director Plan will be administered by the Board of Directors. Subject to the terms and conditions of the 2011 Director Plan, the Board of Directors is authorized to take all action and make all determinations required or permitted under the plan and to conduct its general administration. The Board has the duty and power, among other things, to:

•	interpret the 2011 Director Plan and option agreements;

•	correct any defect, supply any omission, or reconcile any inconsistency in the 2011 Director Plan or any option agreement;

•	determine all rights under the plan; and

•	adopt any rules for plan administration, interpretation and application consistent with the plan.

Shares Subject to the Plan: If the Amendment is approved by the shareholders, and subject to the adjustments upon changes in capitalization described below, 1,325,000 shares of our common stock will be authorized for issuance of options under the 2011 Director Plan. As of the Record Date, there were 375,000 shares subject to outstanding options, 425,000 shares available for (but not yet subject to) a grant, plus an additional 325,000 shares authorized by the Amendment (if the Amendment is approved by our shareholders). If our shareholders do not approve the Amendment, the 2011 Director Plan’s total authorized shares will remain at 1,000,000 shares, with a total remaining unused capacity of 425,000 shares. The shares underlying terminated options will remain available for issuance under the 2011 Director Plan and shares that are utilized to pay an award's exercise price or tax withholding obligations will not count against the 2011 Director Plan's share limit.

The closing price of a share of the Company’s common stock as reflected on the New York Stock Exchange on the Record Date was $25.14.

Eligibility: Only non-employee Directors are eligible to receive awards under the Director Plan. There are six non-employee Directors eligible to participate in the 2011 Director Plan.

Stock Options: Grants of non-statutory stock options (“NSOs”) are made automatically to non-employee Directors each August 1st during the term of the 2011 Director Plan providing each non-employee Director with the right to purchase 25,000 shares of common stock. Automatic grants of such awards commenced on August 1, 2011 and will continue on each August 1 until the earlier of (1) the termination of the 2011 Director Plan 10 years following shareholder approval or (2) the earlier termination of the 2011 Director Plan. No consideration will be received by the Company for the granting of options.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 49

Each option is evidenced by an option agreement, which states the number of shares it covers. The options are fully vested at grant and become exercisable six months after grant, subject to such requirements as may be established by the Board and stated in the option agreement. The exercise price per share of common stock subject to an option must be at least the fair market value of the underlying stock at the date of grant of the stock option. Each option terminates on its tenth anniversary, unless terminated sooner as follows: each option held by a participant will terminate if the participant is removed as a Director during the option period for cause (as defined in the 2011 Director Plan and determined by the Board); if a participant dies during the option period, the option may be exercised by those empowered to do so under the participant’s will or by the laws of descent and distribution at any time during the term of the option, but not thereafter. Options may be exercised by payment of the exercise price.

The exercise price of an option is payable to the Company in full, in any method permitted under the option agreement, including: (i) in cash or in cash equivalents acceptable to the Company; (ii) by tendering unrestricted shares of stock already owned by the participant (for at least six (6) months or such other period as may be required by the Committee in order to comply with applicable law and to avoid adverse accounting consequences) on the date of exercise to the extent the shares of stock have a fair market value on the date of exercise equal to the aggregate exercise price of the shares as to which such option shall be exercised, (iii) any other method approved or accepted by the Compensation Committee in its sole discretion, including, but not limited to a cashless (broker-assisted) exercise (although limitations might apply to certain executive officers), or (iv) any combination of the foregoing.

Adjustments Upon Changes in Capitalization: The 2011 Director Plan provides that, in the event of any changes in our capital structure that effects an increase or decrease in the number of shares of our common stock without receipt of consideration, the maximum number of shares of stock for which options may be granted under the 2011 Director Plan shall be proportionately increased or decreased, and the number and kind of shares for which options are outstanding shall be proportionately increased or decreased. Any adjustment in outstanding options will not increase the aggregate exercise price payable with respect to shares that are subject to the unexercised portion of the option, in compliance with Section 409A of the Code. Except as otherwise provided in an option agreement, upon a change of control the Committee may take any action it deems necessary or desirable with respect to any options including, among other things, providing that the options are fully exercisable or providing that the holders of the options will receive a cash payment in exchange for cancellation of the options. In the event of a reorganization in which the Company is the surviving entity and no change of control occurs, any option will generally apply solely to securities to which the holder of the number of securities subject to such award would have been entitled immediately following such reorganization and with a corresponding proportionate adjustment of the exercise price per share. Adjustments to shares of stock will be made by the Board whose determination will be final and the Board may provide in option agreements for different provisions to apply to an option. However, any provisions may be modified by the Compensation Committee to avoid any tax that would otherwise be due under Section 409A of the Code.

Substitute Options: Options may be granted in substitution for, or in assumption of, outstanding options previously granted by an entity acquired by the Company or an affiliate or with which the Company or an affiliate combines.

Other Terms:      Each option agreement may contain other terms and conditions not inconsistent with the 2011 Director Plan as may be determined by the Committee in its discretion.

No options may be granted under the 2011 Director Plan ten years after the date the plan was approved by the shareholders.

Our Board of Directors may terminate, amend or modify the 2011 Director Plan. However, no amendment or modification may become effective without shareholders approval if required by applicable law or regulatory requirement. The listing standards of the New York Stock Exchange require that all equity compensation plans, and any material revisions to the plans, be subject to shareholder approval, with certain limited exemptions.

Options granted under the 2011 Director Plan generally are not transferrable other than upon death, in certain family transfers, or pursuant to a court-approved domestic relations order.

The 2011 Director Plan will be governed by the laws of the State of Delaware except for conflict of law provisions.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 50

Federal Tax Consequences of the 2011 Director Plan

The following is a general summary as of January 2015 of the federal income tax consequences to us and to U.S. participants to awards granted under the 2011 Director Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. Each participant is advised to consult his or her individual tax advisor concerning his or her personal tax consequences.

Non-statutory Stock Options: A non-employee Director who receives an NSO generally will not recognize taxable income on the grant of such option but will recognize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be short or long term capital gain or loss depending on whether the shares had been held by the participant for one year or more.

Income Tax Effects for our Company: We generally will be entitled to a tax deduction in connection with an award under the 2011 Director Plan in an amount equal to the ordinary income recognized by a participant at the time the participant recognizes such income.

Internal Revenue Code Section 409A: Section 409A of the Internal Revenue Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of section 409A generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the recipient of the award who are our employees over and above the income tax owed plus possible penalties and interest. The types of arrangements covered by section 409A are broad and may apply to awards available under the 2011 Director Plan.

New Plan Benefits

All options under the 2011 Director Plan are granted automatically and, therefore, the benefits and amounts that will be received or allocated under the Director Plan are generally determinable. Each option covers twenty-five thousand (25,000) shares. The following table sets forth the current value of shares subject to awards that are automatically granted annually under the 2011 Director Plan to the below individuals. The actual dollar value may be different that the amount that is listed below.

New Plan Benefits

M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors

Name of Non-Employee Director	Dollar Value ($)	Number of Units
All non-employee directors as a group	N/A1	150,000

1 Not applicable since plan is a stock option plan.

The Board of Directors recommends a vote FOR the approval of the Amendment to the 2011 Stock Option Plan for Non-Employee Directors.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 51

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee shall not be deemed to be "filed" with the SEC or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent registered public accounting firm, Ernst & Young LLP ("outside auditors"), are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee generally meets monthly, or more often as necessary, to fulfill its responsibility to monitor and oversee these processes, as described in the Audit Committee Charter.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2014 with the Company's management, the outside auditors and the Company's internal audit department. The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AU 380 (Communications With Audit Committees).

The Audit Committee has received the written disclosures and the letter from the Company's independent auditors required by applicable requirements of the PCAOB regarding the independent auditor's communications with audit committees concerning independence, and has discussed with the auditors their independence status.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

AUDIT COMMITTEE Paris G. Reece III, Chairman Raymond T. Baker Herbert T. Buchwald

TRANSACTIONS WITH RELATED PERSONS

The Company leases its headquarters office space at 4350 S. Monaco Street, Denver CO 80237. Approximately 5,437 square feet in the Company's office building at 4350 S. Monaco Street is subleased by an entity affiliated with Mr. Mizel, for which it paid rent in 2014 to the Company of approximately $106,805.

During 2013, the Company paid a firm owned by Carol Mizel, Mr. Mizel's spouse, $120,000 for consulting services in connection with corporate and consumer marketing, merchandising, design work, human resources development, product development, and such other matters as were requested by the Company's senior management. The firm, Mizel Design and Decorating Company, provided these services under an Independent Contractor Agreement with the Company, dated as of January 1, 2005. The Company also provides Ms. Mizel with office space in the Company's office building at 4350 S. Monaco Street, which has an estimated annual rental value of approximately $5,000.

Effective as of January 1, 2005, and August 2, 2007, Larry A. Mizel, Chief Executive Officer, and David D. Mandarich, President and Chief Operating Officer, each entered into lease agreements for their non-business use of Company aircraft when the aircraft are not required for Company business. The lease agreements require payment of the Incremental Expenses incurred by the Company for each non-business use, as defined in the lease agreements. The Incremental Expenses represent the maximum reimbursement permitted by the Federal Aviation Administration in Federal Aviation Regulation Part 91.501(d). The executive officers also pay the federal excise tax for the non-business use of the aircraft. Copies of the lease agreements have been filed with the SEC on Form 8-K and Form 10-Q. At the end of 2013, Mr. Mizel and Mr. Mandarich had cash balances of $44,000 and $20,000, respectively, deposited with the Company for future non-business aircraft use. During 2014, they deposited additional amounts with the Company, in advance, of $325,000 and $60,000, respectively. They each incurred $267,000 and $50,000, respectively, in actual lease payments for 2014. Accordingly, they each had a cash balance at the end of the year of $102,000 and $30,000, respectively. In addition, when seats on the aircraft are available on a business flight and occupied for non-business purposes, income is imputed to the executive officer, who pays federal income tax based on the SIFL rules of the Internal Revenue Service.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 52

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

Our policies require that full information be disclosed regarding transactions with related persons, without mandating how such transactions are to be addressed, so that they may be considered on their own merits. Specifically, our Corporate Code of Conduct, in addressing conflicts of interest, notes that personal interests of our employees and Directors and their family members can sometimes come into conflict, or create the appearance of a conflict, with the Company's interest. Accordingly, the Code of Conduct requires all employees (including our executive officers) and our Directors to immediately report conflicts of interest or transactions that create the appearance of a conflict of interest. These reports are to be made immediately to a Company compliance officer (as identified in the Code of Conduct), the Company's Asset Management Committees, or, for members of the Company's Board of Directors, to the Audit Committee, for a determination as to compliance with the Code of Conduct.

In addition, the Audit Committee's charter provides for the Committee to be informed of related party transactions. In support of this and the Company's SEC reporting requirements, the following written procedure has been adopted. Specifically, the Directors and executive officers are to report to the Company's legal department all related party transactions between the Company (or any of its subsidiaries) and any of the executive officers and Directors, including any of their family members.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company's executive officers and Directors and certain beneficial owners of more than ten percent of the Company's common stock are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file initial reports of ownership and reports of changes in ownership of common stock of the Company with the SEC and furnish copies of those reports to the Company. Based solely upon a review of the copies of reports furnished to the Company and, in certain cases, written representations, the Company believes that during the year ended December 31, 2014, all such reports were filed on a timely basis.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 53

PROPOSAL FIVE	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the selection, oversight, retention and termination of our independent auditors. The Audit Committee has selected Ernst & Young LLP, a registered public accounting firm, as our independent auditors for 2015. The Audit Committee and the Board seek shareholder ratification of this selection. The Audit Committee may, in its discretion, direct the appointment of another independent registered public accounting firm at any time during the fiscal year.

The Board of Directors recommends a vote FOR ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm.

A representative of Ernst & Young LLP is expected to be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

A summary of the fees of Ernst & Young LLP for the years ended December 31, 2014 and 2013 are set forth below:

	2014 Fees	2013 Fees
Audit Fees [1]	$920,840	$1,037,448
Audit-Related Fees	--	--
Tax Fees [2]	37,000	45,717
All Other Fees [3]	2,680	2,147
Total Fees	$960,520	$1,083,250

[1]

Consists of fees and expenses for the audit of consolidated financial statements, SAS 100 interim reviews and the audit of internal control over financial reporting services rendered in connection with the offering of senior notes and services rendered in connection with statutory and regulatory filings (includes the audit of HomeAmerican).

[2]	Consists of fees and expenses for miscellaneous tax consulting services.

[3]	Consists of fees for access to Ernst & Young LLP online resources.

Audit Committee Pre-Approval Procedures

Under the procedures established by the Audit Committee, all audit services and all non-audit services by the Company's auditors are to be pre-approved by the Audit Committee, subject to the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act of 2002. In certain cases, pre-approval is provided by the committee for up to a year as to particular categories of services, subject to a specific budget. The committee also has delegated to each of its members the authority to grant pre-approvals, such pre-approvals to be presented to the full committee at the next scheduled meeting. For 2014 and 2013, all of the fees included under the headings "Audit-Related Fees," "Tax Fees" and "All Other Fees" above were pre-approved by the Audit Committee.

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 54

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than the proposals set forth above. If you grant a proxy, each of the persons named as proxy holder, Michael Touff and Joseph H. Fretz, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Meeting. If for any unforeseen reason, any of our nominees are not available as a candidate for Director, the proxy holder may vote your proxy for such other candidate or candidates nominated by our Board.

SHAREHOLDER PROPOSALS

Any proposal a shareholder desires to present at the 2016 Annual Meeting of Shareholders and to have included in the Company's proxy soliciting materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received in writing by the Secretary of the Company not later than October 5, 2015. However, if the date of the 2016 Annual Meeting changes by more than 30 days from the date of the 2015 Annual Meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials as the Company shall inform the shareholders.

For shareholder proposals submitted outside the Rule 14a-8 process, the Company's By-Laws provide that only business properly brought before a meeting will be conducted. For business to be properly brought before a meeting by a shareholder, the shareholder must give timely notice thereof in writing to the Secretary of the Company. To be timely, the notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; however, in the event that less than 75 days' notice or prior public disclosure of the date of such meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such business.

If notice of a proposal is not submitted in writing and received by the Company at the address appearing on the first page of this proxy statement by the dates described above, then the proposal will be deemed untimely under Rule 14a-4 of the Securities Exchange Act of 1934 and the persons appointed as the Company's proxies will have the right to exercise discretionary voting authority with respect to the proposal.

INCORPORATION BY REFERENCE

The Company hereby incorporates by reference into this Proxy Statement Note 13 (Deferred Compensation Retirement Plans) and Note 21 (Stock-Based Compensation) to the Consolidated Financial Statements from Item 8 of its annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission on January 28, 2015.

BY THE ORDER OF THE BOARD OF DIRECTORS, Larry A. Mizel Chairman of the Board

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 55

APPENDIX A

SECOND AMENDMENT

TO

M.D.C. HOLDINGS, INC.

2011 EQUITY INCENTIVE PLAN

The following Second Amendment to the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan, effective April 27, 2011 (the "Plan"), was adopted by the Board of Directors of M.D.C. Holdings, Inc. on January 26, 2015, subject to approval of the Company’s shareholders. Capitalized terms used herein shall have the meanings ascribed in the Plan.

The first two sentences of Section 4.1 of the Plan are amended to read as follows:

4.1     Number of Shares. Subject to adjustment as provided in Section 14, the maximum number of shares of Stock available for issuance under the Plan shall be 4,275,000 shares. Subject to adjustment as provided in Section 14, 4,275,000 shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.

M.D.C. HOLDINGS, INC. By:

Date:                     , 2015

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 56

APPENDIX B

FIRST AMENDMENT

TO

M.D.C. HOLDINGS, INC.

2011 EQUITY INCENTIVE PLAN

The following Second Amendment to the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors, effective April 27, 2011 (the "Plan"), was adopted by the Board of Directors of M.D.C. Holdings, Inc. on January 26, 2015, subject to approval of the Company’s shareholders. Capitalized terms used herein shall have the meanings ascribed in the Plan.

The first two sentences of Section 4.1 of the Plan are amended to read as follows:

4.1     Number of Shares. Subject to adjustment as provided in Section 9, the maximum number of shares of Stock available for issuance under the Plan shall be 1,325,000 shares.

M.D.C. HOLDINGS, INC. By:

Date:                     , 2015

M.D.C. HOLDINGS, INC. - 2015 Proxy Statement 57

MDC · RICHMOND AMERICAN HOMES
Building and Financing the American Dream

M.D.C. HOLDINGS, INC.
4350 S. MONACO ST.,SUITE 500
DENVER,CO 80237

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following two Class III Director Nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Raymond T. Baker 02 David E. Blackford

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

		For	Against	Abstain
2	To approve an advisory proposal regarding the compensation of the Company's named executive officers (Say on Pay).	☐	☐	☐
3	To approve an amendment to the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan.	☐	☐	☐
4	To approve an amendment to the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors.	☐	☐	☐
5	To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2015 fiscal year.	☐	☐	☐

NOTE: To vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. If signing as attorney, executor, administrator, trustee or guardian, please include your full title and authority. Corporate proxies should provide the full name of the corporation and title of the authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000225148_1 R1.0.0.51160

M.D.C. HOLDINGS, INC.
ANNUAL MEETING OF SHAREHOLDERS

MONDAY, MARCH 23, 2015
8:00 A.M. MOUNTAIN TIME

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

M.D.C. HOLDINGS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
MARCH 23, 2015

The undersigned hereby appoints MICHAEL TOUFF and JOSEPH H. FRETZ, or either one of them, as proxies or proxy for the undersigned, each with full power of substitution and resubstitution, to attend the 2015 Annual Meeting of Shareholders and any adjournments or postponements thereof (the "Meeting") and to vote as designated on the reverse side of this card, all the shares of Common Stock of M.D.C. HOLDINGS, INC. that the undersigned is entitled to vote. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the Meeting and any adjournments or postponements thereof.

Please, specify your choice by clearly marking the appropriate box. Unless otherwise specified, this proxy will be voted "FOR" Proposals 1, 2, 3 ,4 AND 5.

0000225148_2 R1.0.0.51160

continued and to be signed and dated on the other side